Exhibit 10.5

Managing General Agency Agreement
between
Midvale Indemnity Company
and
Bowhead Specialty Underwriters,
Inc.
Dated as of February 1, 2021

Exhibit A - Subject Business
Exhibit B - Underwriting Guidelines
Exhibit C - MGA Commission

MANAGING GENERAL AGENCY AGREEMENT
This Managing General Agency Agreement (this “Agreement”), dated as of February 1, 2021, is made and entered into by and between Midvale Indemnity Company, a Wisconsin corporation (the “Company”), and Bowhead Specialty Underwriters, Inc., a Delaware corporation (the “Managing General Agent”).
WHEREAS, the Company is a duly licensed insurance company organized in the State of Wisconsin; and
WHEREAS, the Managing General Agent is a licensed producer and a licensed managing general agent organized in the State of Wisconsin and is a licensed agent or producer in all states for which it is granted authority hereunder; and
WHEREAS, the Managing General Agent has the requisite professional experience to perform all such functions as the parties shall agree the Managing General Agent may lawfully advise upon relating to the Subject Business described in this Agreement;
WHEREAS, the Company has entered into a reinsurance agreement reinsuring all business produced hereunder to American Family Mutual Insurance Company, S.I. (“AmFam”), and AmFam has entered into that certain Quota Share Reinsurance Agreement with [Bowhead Insurance Company, Inc.] (the “Reinsurer”) effective as of November 1, 2020, and any addenda or amendments thereto (the “Reinsurance Agreement”), pursuant to which the Reinsurer shall undertake to protect AmFam from loss or liability on coverage AmFam reinsures that is produced under this Agreement in exchange for reinsurance premiums agreed to by the Company and the Reinsurer; and
WHEREAS, the Company wishes to appoint the Managing General Agent to act as the managing general agent for the Company in the solicitation, underwriting, binding, issuance and administration of those types of insurance policies, endorsements, binders, certificates, proposals for insurance, or any other document that binds the Company to insurance coverage and/or reinsurance assumed from captive reinsurers pursuant to this Agreement (each, a “Policy”) that the Company and the Managing General Agent plan to produce, bind and underwrite pursuant to the terms of this Agreement.
NOW, THEREFORE, the Company and the Managing General Agent, in consideration of the mutual promises, agreements, covenants and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Company and the Managing General Agent agree as follows:
ARTICLE 1 - APPOINTMENT
1.1The Company hereby appoints the Managing General Agent to act as its managing general agent, as that term is defined in s. Ins 42.01 of the Wisconsin Administrative Code as published under s. 35.93 of the Wisconsin Statutes (the “Wisconsin Administrative Code”) and as a reinsurance intermediary-broker in accordance with Chapter Ins. 47 of the Wisconsin Administrative Code, and to conduct the business specified in the Subject Business attached hereto as Exhibit A, including all Policies currently reinsured under the Reinsurance Agreement but issued prior to the date hereof (the “Subject Business”).

1.2The Managing General Agent acknowledges and agrees that the Company’s appointment of the Managing General Agent does not restrict in any manner the Company’s right to appoint agents or managing agents to write any line or policy of insurance, or to directly write any line or policy of insurance.
1.3All activities of the Managing General Agent pursuant to this Agreement shall be in compliance with the terms of the (i) Reinsurance Agreement, (ii) the Underwriting Guidelines and (iii) all applicable laws and regulations.
ARTICLE 2 - AUTHORITY AND RESPONSIBILITY OF MANAGING GENERAL AGENT
2.1The Managing General Agent has the authority and duty to act as a managing general agent for the Company with regard to the Subject Business as described in Exhibit A and to perform its obligations hereunder in conformity with the underwriting and operating guidelines and pricing standards attached as Exhibit B (as amended from time to time, the “Underwriting Guidelines”). The Underwriting Guidelines may be amended from time to time by written agreement of the Parties, provided that (a) the Company shall not unreasonably withhold, delay or condition its agreement to any amendment to the Underwriting Guidelines proposed by the Managing General Agent and (b) the Managing General Agent shall not unreasonably withhold, delay or condition its agreement to any amendment to the Underwriting Guidelines proposed by the Company as required for this Agreement, the business produced hereunder, or the Company or any of its Affiliates to comply with applicable laws and regulations. The Managing General Agent’s authority includes production, appointment, and supervision of duly licensed and appointed property and casualty producers and, where required by law, licensed surplus lines produces (collectively, “Producers”) for or on behalf of the Company, as well as underwriting, accounting and claims handling under the terms of this Agreement. All acts of the Managing General Agent, insofar as the Company’s business is concerned, are subject to the ultimate authority of the Company.
2.2The Managing General Agent has the authority to accept Policies complying with the Underwriting Guidelines, as follows:
(1)the Policies shall be on forms approved in advance by the Company;
(2)the Policies shall be written by or through duly licensed and appointed Producers or by the Managing General Agent where duly licensed and appointed;
(3)the rating methodology is as provided in the Underwriting Guidelines, which the Managing General Agent shall follow, and the Managing General Agent shall follow the agreed rating methodology to establish or modify rates;
(5)the only classes of business the Managing General Agent is authorized to produce and handle under this Agreement are the classes of business specified in Exhibit A (the Subject Business) as produced in accordance with Exhibit B (the Underwriting Guidelines);
(6)the maximum limits of liability for Policies to be produced pursuant to this Agreement are set forth in the Underwriting Guidelines;

(7)the Managing General Agent may issue Policies under this Agreement only to insured residents in the states in which business is permitted to be produced under the Reinsurance Agreement and Exhibits A and B;
(8)the Managing General Agent shall only cancel Policies as set forth in the policy form for the Policies produced hereunder or as otherwise permitted by applicable law and in accordance with Article 11 of the Reinsurance Agreement;
(9)the maximum term for any Policy issued hereunder shall be as set forth in the Underwriting Guidelines;
(10)the Managing General Agent shall employ all commercially reasonable and appropriate measures to control and keep a record of the issuance of the Company’s Policies hereunder, including, but not limited to, keeping records of Policy numbers issued and maintaining Policy inventories; and
(11)the excluded risks are those set forth in the Underwriting Guidelines.
In underwriting Policies, the Managing General Agent shall follow the Underwriting Guidelines. The Managing General Agent shall not solicit or accept proposals or bind the Company for insurance coverage on any business not specifically included as a class of business set forth on the Subject Business.
2.3The Managing General Agent shall have the authority to cancel or non-renew Policies, subject to requirements of applicable law and the terms and conditions of this Agreement and the relevant Policies and in accordance with Article 11 of the Reinsurance Agreement. The Company shall not be responsible for the cancellation or non-renewal of Policies, but may, in its sole discretion, choose to do so, subject to applicable laws and regulations. Cancellation authority shall be exercised by the Managing General Agent only for causes inherent in the particular risk and shall not be construed as authority to make general or indiscriminate cancellations or replacement of the Policies with those of another insurance company, except upon specific written instructions from the Company.
2.4The Managing General Agent has the authority to receive and collect premiums, fees, and salvage and subrogation and to retain commissions and other compensation out of such collected premiums, subject to the terms and conditions of this Agreement. In addition, the Managing General Agent has the authority to collect payments for losses, loss adjustment expenses and other amounts due from the Reinsurer but shall promptly send a report to the Company concerning such transactions.
2.5The Managing General Agent or its designated and approved claims handler shall have the authority to set case loss and loss adjustment expense reserves, set or determine incurred but not reported (“IBNR”) reserves, adjust, and pay claims on behalf of the Company with respect to the Policies in accordance with the terms of this Agreement, the Policies, the Reinsurance Agreement and applicable law. Notwithstanding the foregoing, the Company may, but shall not be obligated to, establish its own reserves and IBNR reserves and publish the same in its financial statements. The Managing General Agent hereby indemnifies the Company for any loss or liability arising out of the Managing General Agent’s or its designated claims handlers’ handling and settling of claims in excess of amounts payable under the express terms of the Policies, without duplication of amounts recovered by the Company under the

Reinsurance Agreement in respect thereof, except where such claim is settled at the direction of Company.
2.6The Managing General Agent shall not act as a reinsurance intermediary broker in any jurisdiction unless it possesses any required license with respect to such jurisdiction, or is otherwise exempt from licensure. The Managing General Agent, as reinsurance intermediary-broker, shall:
(1) render accounts to the Company detailing all material transactions, including information necessary to support all commissions, charges and other fees received by, or owing, to the Managing General Agent, and remit all funds due to the Company within thirty (30) days of receipt;
(2) hold all funds collected for the Company’s account in the Premium Escrow Account in a fiduciary capacity in a qualified United States financial institution;
(3) keep a complete record for each transaction for at least ten (10) years after expiration of each contract of reinsurance transacted by the Managing General Agent, showing:
(A)Type of contract, limits, underwriting restrictions, classes or risks and territory;
(B)Period of coverage, including effective and expiration dates, cancellation provisions and notice required of cancellation;
(C)Reporting and settlement requirements of balances;
(D)Rate used to compute the reinsurance premium;
(E)Names and addresses of assuming reinsurers;
(F)Rates of all reinsurance commissions, including the commissions on any retrocessions handled by the Managing General Agent;
(G)Related correspondence and memoranda;
(H)Proof of placement;
(I)Details regarding retrocessions handled by the Managing General Agent including the identity of retrocessionaires and percentage of each contract assumed or ceded;
(J)Financial records, including but not limited to, premium and loss accounts; and
(K)When the Managing General Agent procures a reinsurance contract on behalf of a licensed ceding insurer: (i) directly from any assuming reinsurer, written evidence that the assuming reinsurer has agreed to assume the risk; or (ii) if placed through a representative of the assuming reinsurer, other than an employee, written evidence that the reinsurer has delegated binding authority to the representative.

2.7The Managing General Agent may not sub-delegate binding authority to issue Policies on behalf of the Company to any broker, agent, managing general agent or any other Producer without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.
2.8The Managing General Agent agrees to comply with, and to implement and maintain a commercially reasonable compliance protocol relating to, the USA Patriot Act, Federal Violent Crimes Control Act, and all applicable federal laws and regulations applicable to its activities under this Agreement governing the identification of customers and insureds and the handling of funds and the business conducted under this Agreement. The Managing General Agent agrees to require the same from all Producers, adjusters, or other third parties with whom it may contract to perform all or any part of its functions under this Agreement.
2.9The Managing General Agent shall not permit its Producers to serve on the Company’s board of directors, jointly employ an individual who is employed by the Company or appoint a sub-managing general agent.
2.10The parties acknowledge, understand and agree that the Managing General Agent is an agent of the Company and not the Reinsurer, and that there are acts of the Managing General Agent which may be required by applicable law to be performed on behalf of the Company. Notwithstanding the generality of the foregoing, the Reinsurer shall be solely responsible for the acts of the Managing General Agent and shall ultimately assume the business, credit or insurance risk (save the risk of the Reinsurer’s insolvency) of such acts of the Managing General Agent under the Reinsurance Agreement.
2.11The Managing General Agent is authorized to designate one or more third party clams administrators or independent claims adjusters through whom claims arising in connection with the Policies bound pursuant to this Agreement shall be adjusted. The selection of such third party clams administrators or independent claims adjusters, as applicable, by the Managing General Agent shall be subject to prior written approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Such third party clams administrators or independent claims adjusters, as applicable, are the agents of the Company but the Company shall be held harmless and indemnified by the Managing General Agent for any liability, claim, demand, expense and/or cost of whatever kind or character as a result of, related to or connected with any action or inaction of such claims adjusters; except however in any instance and to the extent where the conduct giving rise to the allegation related to any such liability, claim, demand, expense and/or cost was performed at the specific written direction of the Company.
2.12The Managing General Agent may not pay or commit the Company to pay a claim over a specified amount, net of reinsurance, which exceeds one percent (1%) of the Company’s policyholder surplus as of December 31 of the last completed calendar year without prior approval of the Company. Within ninety (90) days after the end of a calendar year, Company shall notify the Managing General Agent in writing of the Company’s policyholder surplus for such calendar year.
2.13The Managing General Agent understands and agrees that it has no power or authority granted to it by the Company independent of this Agreement and the Reinsurance Agreement, and that this Agreement and the Managing General Agent’s authority hereunder shall cease immediately upon termination, for any reason, of this Agreement or of the Reinsurance

Agreement (excepting only the Managing General Agent’s responsibilities with regard to runoff and other matters as set forth herein or in the Reinsurance Agreement).
2.14The Managing General Agent, if, as and when to the extent applicable law requires, shall provide notice to the Texas Department of Insurance (the “TDI”) on forms prescribed by the TDI, any reports and/or notices required by Texas Insurance Code § 4053.108 as amended, including, without limitation, timely filing such forms within thirty (30) days or such other period as permitted by law after the occurrence of any of the following events:
(1)balances due to the Company for more than ninety (90) days that exceed:
(A)$1,000,000; or
(B)ten percent (10%) of the Company’s policyholder surplus, as reported in the Company’s annual statement filed with the TDI and shared with the Managing General Agent;
(2)balances due for more than sixty (60) days from a Producer appointed by or reporting to the Managing General Agent that exceed $500,000;
(3)authority to settle claims for the Company is withdrawn;
(4)money held for the Company for losses is greater than an amount that is $100,000 more than the amount necessary to pay the losses and loss adjustment expenses expected to be paid on the Company’s behalf within the next sixty (60)-day period; or
(5)this Agreement is canceled or terminated.
The parties further acknowledge that pursuant to Texas Insurance Code §§ 38.001 and 4053.102 as amended, this Agreement and any reports or records submitted under this Agreement may be subject to review by the TDI.
2.15The Managing General Agent shall perform all obligations and actions contemplated to be performed by the Managing General Agent under the Reinsurance Agreement, which are incorporated herein by reference.
2.16The Managing General Agent and the Company shall establish an account for the payment of claims in and FDIC-insured bank (the “Claims Account”). The Claims Account shall be in the name of, and shall constitute property of, the Company but the Managing General Agent may reasonably designate officers and employees with signing authority over such account solely for the payment of losses, claims and loss adjustment expenses under the Subject Business. The Managing General Agent shall, and shall cause its officers and employees to, only use such Claims Payment Account for the payment of losses, claims and loss adjustment expenses under the Subject Business that are reinsured under the Reinsurance Agreement. The Managing General Account shall establish reasonable controls, policies and procedures designed to ensure that the Claims Payment Account is only used for such purposes. The Claims Account shall be funded by monthly withdrawals from the Trust Account under the Reinsurance Trust Agreement by the Company at the written request of the Managing General Agent, following submission to the Company of a certificate of the Managing General Agency certifying the Managing General Agency’s reasonable best estimate of the anticipated amount required to pay losses, claims and loss adjustment expenses under the Subject Business for the next calendar month, after giving effect to any amounts already on deposit in the Claims Account.
ARTICLE 3 - COMPENSATION AND FEES
3.1The Managing General Agent’s compensation shall be as set forth in Exhibit C (the “MGA Commission”). Within forty-five (45) days after the end of a calendar month, the Managing General Agent shall provide the Company with a statement of the reasonable, documented, out- of-pocket costs of providing services under this Agreement for such calendar month. If the amount of such reasonable, documented, out-of-pocket costs exceeds the MGA Commission paid to the Managing General Agent during such time period, the Company shall pay the difference to the Managing General Agent within thirty (30) days after receiving the statement; provided, however, that the Managing General Agent may instead deduct such amounts from premiums received. If the amount of MGA Commission exceeds the reasonable, documented, out-of-pocket costs during such time period, the Managing General Agent shall remit the difference to the Company within thirty (30) days after sending the statement. Notwithstanding the foregoing, in no event shall the MGA Commission or any amount payable to the Managing General Agent under this Agreement exceed, individually or in the aggregate, the aggregate amount of gross written premium for the Subject Business less any return premiums and commissions and any fronting or ceding fee payable to the Company under the Reinsurance Agreement, the true intent of this Agreement and the Reinsurance Agreement being that the Company shall always be entitled to receive and retain fronting or ceding fee, without deduction for any amounts payable to the Managing General Agent, the Reinsurer or any third party.
3.2The MGA Commission due to the Managing General Agent hereunder from the Company, and any costs and expenses of the Managing General Agent contemplated to be borne by the Company hereunder, shall only be payable from the policy premiums, fees and other consideration collected by the Managing General Agent hereunder on behalf of the Company. In no event shall the Company be liable to make payment of such amounts from any of its other assets.
3.3In the event there is no Producer to receive the designated commission on a Policy, the Managing General Agent may retain such commission.
3.4The MGA Commission and Exhibit C may be amended from time to time upon mutual agreement of the Company and the Managing General Agent without otherwise affecting the other terms and conditions of this Agreement.
ARTICLE 4 - ACCOUNTING AND RECORDS
4.1The Managing General Agent shall provide and maintain all necessary books, records, Policies, underwriting files, claim files, dailies and correspondence with policyholders, and accounts of all business and transactions pertaining to the Policies in order to determine the amount of liability of the Company and the amount of premiums due the Company (“Books and Records”) for a minimum of seven (7) years or until the completion of a financial examination by the Wisconsin Office of the Commissioner of Insurance (the “OCI”) or the TDI, whichever is longer. All such Books and Records shall be maintained separately from the records of any other insurer and in a form usable to insurance regulatory authorities in accordance with the National Association of Insurance Commissioners (“NAIC”) Accounting

Practices and Procedures Manual. Subject to Article 18 - Confidentiality, both the Company and the Managing General Agent shall receive a copy of the Books and Records, at the Managing General Agent’s expense, within thirty (30) days following the cancellation or termination of this Agreement.
4.2The Managing General Agent shall timely transmit to the Company appropriate data from electronic claim files and/or make available to the Company on a read only basis electronic access to the Managing General Agent’s electronic claim files. In addition, the Managing General Agent shall, at the Company’s request and expense, send a copy of the claim file to the Company as soon as it becomes known that the claim: (i) has equaled or exceeded or has the potential to equal or exceed an amount which is one-half percent (0.5%) of the Company’s policyholder surplus as of December 31 of the immediately preceding calendar year or exceeds the limit set by the Company, whichever is less, (ii) involves a coverage dispute, (iii) may exceed the Managing General Agent’s claims settlement authority, (iv) is open for more than six (6) months; or (v) is closed by payment of an amount equal to or greater than one-half percent (0.5%) of the Company’s policyholder surplus as of December 31 of the immediately preceding calendar year.
4.3All claim files shall be the joint property of the Company and the Managing General Agent; provided, however, that upon an order of liquidation of the Company, the claim files shall be the sole property of the Company or its estate; provided however, in such an event, the Managing General Agent shall be afforded reasonable access to and the right to copy the files on a timely basis. The Company may have reasonable access to and the right to copy the claim files on a timely basis. Any and all Policies and/or claim files required to be maintained pursuant to this Article 4 may be maintained in electronic data storage form accessible by computer and if so stored in this fashion, no physical copy of such items need be maintained. Where electronic claims files are maintained, any data from such files requested or required by the Company shall be provided at the Managing General Agent’s expense within forty-five (45) days or less if so requested by the Company, provided that such request is based upon a legitimate business need. Upon request of the Company, prior to or after the termination of this Agreement, the Managing General Agent shall provide to the Company, at the Managing General Agent’s sole cost and expense, electronic copies of any and all data related to the Subject Business in a format specified by the Company. The Managing General Agent agrees to provide to the Company immediately upon its request, the location of and access to all records not stored in the office of the Managing General Agent, including any authorization, login, password or other information necessary to provide access to the Company on a read-only basis. The term “read-only basis” whenever used herein shall include the ability of the Company to make copies. The Managing General Agent shall secure a waiver of any lien in favor of a lender, landlord or other creditor which might attach to the records, physical or electronic, including any storage device for those records, in the event of any default by the Managing General Agent in order to ensure that the Company has access to all records and data associated with the Policies under the terms of this Agreement. Further, the Managing General Agent shall ensure any vendor or other third party acknowledges and agrees that the Company, at no expense to the Company, shall have use of any data, information, reports, files or statistics provided prior to or after the termination of this Agreement.
4.4The Managing General Agent shall prepare separate, itemized, monthly statements for each Producer on the business placed by such Producer through the Managing General Agent, and furnish such Producer with an IRS Form 1099 each year when required.

4.5All records applicable to the Company’s business shall be open for inspection and/or audit upon five (5) business days’ prior written notice at all reasonable times by the Company, its reinsurers, insurance department personnel or other governmental authorities. The Managing General Agent shall retain records in accordance with ss. Ins 6.61 and 6.80 of the Wisconsin Administrative Code. The Company’s right to inspect and audit the Managing General Agent’s records related to the Company’s business shall survive termination of this Agreement.
4.6Subject always to Article 18 - Confidentiality, upon request and pursuant to regulatory requirements, the Managing General Agent shall provide access to the Company or the Company’s designated accountant and/or statistical agent on a read-only basis, copies of all applications, binders, Policies, daily reports, monthly reporting forms and endorsements issued by or through licensed Producer(s), including all other evidence of insurance written, modified or terminated.
4.7[RESERVED]
4.8At renewal of any Policy issued by the Managing General Agent, the Managing General Agent shall be responsible to the insured for the renewal or non-renewal of the Policy and shall timely communicate any renewal quote or notice of non-renewal to the insured to preclude the extension of coverage beyond the expiration date of the current in-force Policy.
4.9Either party shall have the right, upon at least five (5) business days’ prior written notice, to audit the records and procedures of the other party that relate directly to its performance of this Agreement subject to all applicable legal privileges, including, without limitation, the attorney-client privilege and attorney work product doctrine. This audit must be conducted during normal business hours, and may be conducted by the auditing party or by its appointed representatives. Both parties shall maintain and present for audit all appropriate records for the current year and the prior calendar year relevant to the subject of this Agreement, and to its performance thereunder. The parties acknowledge that they may be restricted from access to information that is unrelated to this Agreement. The parties shall at all times comply with the other party’s security procedures then in effect, including limiting access to personal, or personally identifiable, information. In no case may either party review non-billable expenses, business strategy, or other information of the other party that is unrelated to this Agreement. Representatives of the party being audited have the right to be present at all times during any audit, and the parties shall cooperate in advance of the audit to plan and coordinate the audit process.
4.10The parties acknowledge that the Managing General Agency may be subject to examination pursuant to Texas Insurance Code § 4053.107 and Wis. Adm. Code § 42.06. The Managing General Agent represents and warrants to the Company that the Underwriting Guidelines, and all amendments proposed by the Managing General Agent thereto, are and will be in compliance with all requirements of Wisconsin law. In the event Underwriting Guidelines are not compliant with Wisconsin Law, the Managing General Agent shall propose, agree to and comply with such amendments as are required to comply with Wisconsin law.
4.11The Managing General Agent has a written record retention policy and disaster recovery plan in compliance with applicable law and shall provide the Company a copy of such policy and plan upon written request.

4.12The Managing General Agent shall maintain adequate accounting procedures and systems, at no cost or expense to the Company, and shall provide to the Company on a read-only basis statistics in a timely manner for all reporting requirements under the Reinsurance Agreement or as shall be required from time to time by the OCI or any other applicable governmental agency or authority. Such statistical information shall be provided to the Company by the Managing General Agent at the Managing General Agent’s sole cost and expense.
4.13Should any state insurance department make a request to the Company for any data required to comply with a statistical data call, the Managing General Agent shall be solely responsible to provide the Company with such data. Should the request from such state insurance department require the Company to contract the services of an outside source, such as an actuarial firm, to compile the data required, the Managing General Agent shall be responsible for its proportionate share of the total cost for services rendered. If required by the applicable insurance regulatory authority, the Managing General Agent shall provide, at the Managing General Agent’s expense, (i) an independent actuarial opinion attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced hereunder, and (ii) an independent financial examination in either case in a form acceptable to such insurance regulatory authority.
ARTICLE 5 - MANAGING GENERAL AGENT’S REPORTS AND REMITTANCES
5.1The Managing General Agent shall submit a report to the Company, within forty-five (45) days after the end of each calendar month, summarizing the business transacted under this Agreement during such month. As used in this Agreement, the term “net collected premium” is defined as the total of all currently collected premiums (including down payments) on Policies written by the Managing General Agent pursuant to this Agreement less return premium and cancellations. Such report shall include the following items:
(1)Net written premium, net earned premium and net collected premium;
(2)Policy and service fee revenue and Policy and service fees collected (if different);
(3)Premium taxes on net written premium and Policy and service fees;
(4)Reinsurance Agreement ceded commissions due to the Company;
(5)Any regulatory assessments levied upon the Company;
(6)Producer’s commissions;
(7)MGA Commission;
(8)Losses paid less recoveries and salvage;
(9)Loss adjustment expenses paid;
(10)Outstanding loss reserves (without    IBNR);
(11)Outstanding loss expense reserves (without IBNR), which shall be reported as zero;

(12)Unearned premium reserve and earned premium; and
(13)Reconciliation of premium escrow account.
There are no management fees to be reported.
5.2During the term of the Reinsurance Agreement and to the extent contemplated thereby, the Managing General Agent shall remit the balance of the account (premium and fees minus commissions and other Managing General Agent and Producer compensation, losses and loss adjustment expenses), plus premium taxes and other regulatory assessments, directly to the Reinsurer net of the Company’s commission under the Reinsurance Agreement which shall be paid to the Company, within forty-five (45) days after the end of the calendar month for which the report is rendered.
5.3In addition to the return of premium and fees, the Managing General Agent shall refund commissions on Policy cancellations, reductions in premiums or any other return premiums at the same rate at which such commissions were originally retained.
5.4In the event a refund or discount is ordered by the OCI or other applicable regulatory authority, the Managing General Agent shall refund or discount at the same rate at which such commissions were originally retained.
5.5The parties may, as mutually agreed, alter the frequency and/or content of the Managing General Agent’s report; provided, however, such report frequency and/or content meets minimum legal and regulatory requirements.
5.6The omission of any item(s) from a monthly report shall not affect the responsibility of either party to account for and pay all amounts due the other party, nor shall it prejudice the rights of either party to collect all such amounts due from the other party.
5.7The Managing General Agent shall annually furnish to the Company the following summary information in such form as to enable the Company to record such information in its annual statement:
(1)summaries, with data segregated by major classes, of net written premium, gross loss paid, net salvage, subrogation and adjusting expenses paid during the year; and
(2)unearned premium running twelve (12) months or less from the Policy inception date.
5.8The Managing General Agent agrees to furnish to the Company any additional reports necessary to provide the Company’s monthly, quarterly, and/or annual statements to regulatory authorities and rating agencies, including all required statistical reporting.
5.9If required by applicable law, annually on or before June 30, the Managing General Agent shall furnish to the Company audited financial statements of Bowhead Insurance Holdings LP, including consolidating schedules of the Profit and Loss and Balance Sheet Statements for Bowhead Insurance Holdings LP.
5.10[RESERVED]

5.11The Managing General Agent shall timely prepare for the Company’s review and filing all reports, statements, documents and other filings related to the Policies, this Agreement and the Reinsurance Agreement required from time to time by governmental and regulatory agencies, or as otherwise required for compliance with applicable law.
5.12The Managing General Agent shall timely provide the Company with any data required by the OCI, or otherwise required for compliance with applicable law.
5.13The Managing General Agent shall return any unearned premium due insureds or other persons on the Subject Business from the Premium Escrow Account.
ARTICLE 6 - EXPENSES
6.1The Managing General Agent is solely responsible for and shall promptly pay all expenses attributable to the production and servicing of the Subject Business outlined in this Section 6.1, and the Company and the Reinsurer shall not be responsible for such expenses. The Managing General Agent’s sole compensation shall be the amounts payable to the Managing General Agent in Article 3 of this Agreement. These expenses include but are not limited to:
(1)salaries, bonuses and all other benefits of all employees of the Managing General Agent;
(2)transportation, lodging, and meals of employees of the Managing General Agent;
(3)postage and other delivery charges;
(4)advertising and exchange;
(5)printing of all policies, forms and endorsements;
(6)EDP hardware, software, and programming;
(7)countersignature fees or commissions;
(8)license and appointment fees for Producers;
(9)adjustment expenses, including applicable sales tax, if any, arising from claims on insurance written under this Agreement;
(10)provision of office space, equipment and other facilities necessary for the operation of the Managing General Agent;
(11)legal, audit, and other expenses, including solicitors’ fees and fines and administrative penalties relating to any rate filing, regulation, or rules affecting the business of the Managing General Agent pursuant to this Agreement;
(12)all state, federal and local taxes of Managing General Agent, excluding however, any premium taxes, any fees, charges, and assessments relating to the Policies, and payment of surplus lines taxes and stamping fees, boards, fees and bureaus out of premium if applicable, and for filing of all surplus lines affidavits required by state insurance departments or stamping offices, in each case which shall be payable by the Company;
(13)all runoff expenses under Section 14.8;
(14)clerk hire fees;
(15)exchange fees; and
(16)any other agency expenses whatsoever.
6.2Except for such fees and expenses for which Managing General Agent is expressly responsible hereunder, the Company is solely responsible for all direct fees and expenses incurred by the Company attributable to the Policies produced under this Agreement, including:
(1)salaries and all other benefits of all employees of the Company;
(2)transportation, lodging, and meals of employees of the Company; and
(3)cost of reinsurance.
ARTICLE 7 - PREMIUM ESCROW ACCOUNT
7.1The Managing General Agent shall accept and hold all premiums collected and other funds relating to the Subject Business in a fiduciary capacity and shall properly account for such funds as required by applicable laws and regulations and this Agreement. The privilege of retaining commissions shall not be construed as changing the fiduciary capacity. Funds held by the Managing General Agent in a fiduciary capacity may be subject to audit by regulatory authorities.
7.2The Managing General Agent assumes responsibility for, and shall promptly pay, the net written premium currently due on Policies issued by the Managing General Agent on behalf of the Company to the Reinsurer, subject to any deductions provided herein and in the Reinsurance Agreement.
7.3The Managing General Agent shall establish and maintain a separate premium escrow account entitled “Bowhead Specialty Underwriters, Inc.” (the “Premium Escrow Account”). The Premium Escrow Account shall be established with a bank that is a member of the federal reserve system and has its accounts insured by the Federal Deposit Insurance Corporation. All premiums collected by the Managing General Agent on the Subject Business shall be deposited promptly into such account. Within forty-five (45) days after each month end, the Managing General Agent shall provide the Company with a copy of the bank reconciliation and supporting bank statement and other documents for the Premium Escrow Account. To satisfy the foregoing obligation, the Managing General Agent may grant the Company online, read-only online access to the Premium Escrow Account, subject to Article 18.
7.4The Managing General Agent shall maintain signature authority on the Premium Escrow Account. The Managing General Agent shall, upon the reasonable request of the Company, provide information to the Company relating to the Premium Escrow Account.

7.5The Managing General Agent shall hold all money in the Premium Escrow Account on behalf of an insured or insurer in a fiduciary capacity and shall properly account for that money as required by law.
7.6Interest income from the Premium Escrow Account, and the cost of maintaining the Premium Escrow Account, shall belong to the Managing General Agent.
7.7The Premium Escrow Account funds may be invested only in:
(1)checking, savings, or money market accounts;
(2)certificates of deposit;
(3)United States Treasury bills, notes or bonds; or
(4)other investments approved in writing by the Company.
7.8The Managing General Agent may use any and all premium and other funds collected by the Managing General Agent for and on behalf of the Company under this Agreement solely for the payment of:
(1)premium balances due less deductions allowed in this Agreement;
(2)the return of unearned premiums arising due to cancellation or endorsement;
(3)the Managing General Agent’s and Producer(s) commission;
(4)the Company’s fronting or ceding fee under the Reinsurance Agreement;
(5)losses and loss adjustment expenses;
(6)premium taxes;
(7)amounts due the Reinsurer under the Reinsurance Agreement; or
(8)such other items as required by law.
7.9The Company shall not be liable for any loss that occurs by reason of the default or failure of the bank in which an account is carried and such loss shall not affect the Managing General Agent’s obligations under this Agreement.
7.10If a dispute arises between the Managing General Agent and any third party (including any premium finance company, insured or Producer) regarding the applicability and/or amount of unearned premium to be returned to an insured for any Policy, the Managing General Agent shall notify the Company.
7.11On termination of this Agreement, all amounts in the Premium Escrow Account shall be remitted to the Company net of sums due the Reinsurer (which shall be paid to the Reinsurer) and the MGA Commission.

ARTICLE 8 - CONTROL OF EXPIRATIONS
8.1The use and control of expirations and renewals of policies written pursuant to this Agreement on all Subject Business (including, for the avoidance of any doubt, the use or exploitation of any lists of policyholders, brokers, Producers or sub-Producers with respect to any Subject Business written pursuant to this Agreement for renewals, marketing or other commercial revenue-producing activities) (the “Expiration and Renewal Rights”) by the Managing General Agent or by the Producers appointed by the Managing General Agent shall remain the property of the Managing General Agent to the extent allowed by applicable law and contracts, provided the Managing General Agent is not in material default under this Agreement and has rendered and continues to render timely accounts and payments of all premium and other funds for which the Managing General Agent may be liable to the Company.
8.2The Managing General Agent shall be the broker of record on all Policies produced pursuant to or under this Agreement and the Company shall not refer to or communicate any such Expiration and Renewal Rights to any other agent, broker, producer or company. In the event the Managing General Agent is in material default of its obligations hereunder and does not cure such default as required by Section 14.3, the right to use such Expiration and Renewal Rights shall vest with the Company until such time as any such accounts have been rendered and such premiums remitted. Failure to pay premium because of good faith differences in the accounting records of Managing General Agent and the Company will not be considered a failure to pay and will not give rise to a right to terminate or suspend the Expiration and Renewal Rights by the Company.
8.3The Managing General Agent assigns to the Company as security for, but not in payment of, the obligations of the Managing General Agent under this Agreement all sums due or to become due to the Managing General Agent from any insured(s) for whom the Managing General Agent or Producer(s) provided a Policy on behalf of the Company. In the event of the Managing General Agent’s uncured material default of its obligations hereunder, the Company shall have full authority to demand and collect such sums and the Managing General Agent or Agent(s) shall not be entitled to any commissions and/or Policy fees on any premium so collected by the Company.
8.4Subject to the forgoing limitations, the Managing General Agent pledges and/or grants to the Company a security interest in any and all of the Managing General Agent’s Expiration and Renewal Rights, including but not limited to, the ownership and exclusive use of such Expiration and Renewal Rights, so as to further secure payment of any and all sums due the Company under this Agreement. The Company is entitled to file the relevant portions of this Agreement as a financing statement reflecting its security interest and may also assign any rights it acquires to the Reinsurer. In the event of material uncured default, the Company shall have the rights of the holder of a security interest granted by law, including but not limited to the rights of foreclosure to effectuate such security interest, and the Managing General Agent hereby agrees to surrender possession of any such Expiration and Renewal peaceably to the Company upon demand.
8.5.The Managing General Agent shall be solely responsible for procuring any renewal, extension, or new policy of insurance that may be required by any state or rule or regulation of any state insurance department with respect to Policies originally written directly for the Company. The Managing General Agent shall indemnify the Company and hold it harmless from any loss, damage, cost, claim or expense whatsoever that the Company may incur, or for which it may become liable, as a result of the such Managing General Agent’s failure, refusal or neglect to fulfill such responsibility. At renewal of any Policy issued by the Managing General Agent, the Managing General Agent shall be responsible to the insured for the renewal or non-renewal of the Policy and shall timely communicate any renewal quote or notice of non-renewal to the insured to preclude the extension of coverage beyond the expiration date of the current in-force Policy.
ARTICLE 9 - INDEPENDENT CONTRACTOR RELATIONSHIP
9.1Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, or joint venture or partnership, between the Company and the Managing General Agent, or between the Company and any employees, representatives or Producers of the Managing General Agent.
ARTICLE 10 - ADVERTISING
10.1Any advertising is the responsibility of, and shall be in the name of the Managing General Agent or its affiliate(s). The Managing General Agent shall not publish, disseminate, broadcast, distribute or transmit any advertisement, solicitation or notice referring to the Company without first obtaining the written consent of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. The Managing General Agent shall submit any such proposed advertisement, solicitation or notice to the Company for approval prior to its use. The Company shall have ten (10) business days to respond to the request for approval, following which, absent comment or direction from the Company, such proposed advertisement, solicitation or notice shall be deemed approved.
10.2The Managing General Agent shall comply with all statutes and regulations pertaining to advertising, and establish and maintain records of any such advertising as required by the applicable laws of the states in which it is doing business.
10.3Subject to the requirements set forth in Article 4, the Managing General Agent shall maintain a centralized and complete record of any advertising material used or disseminated by the Managing General Agent pertaining to the business of this Agreement, including but not limited to, any that includes the name of the Company or its affiliates, if so authorized as herein required. The Managing General Agent shall not issue or circulate any advertising, marketing or promotional material of any kind or in any media which misrepresents the terms, benefits, or advantages of any Policy issued by the Company, or which makes any misleading statement as to the financial security of the Company or its affiliates, or which otherwise would reasonably appear to be deceptive or misleading as to Company or its Policies, or which would be in violation of law.
ARTICLE 11 - PRODUCERS AND PRODUCER LICENSING
11.1The Managing General Agent shall maintain current license(s) or certificate(s) of authority as required by law for the conduct of business pursuant to this Agreement under s. Ins 42.02 of the Wisconsin Administrative Code and s. 628.04 of the Wisconsin Statutes, as amended (the “Wisconsin Statutes”) and in each other state or territory in which such licensing is required. In the event that the Managing General Agent’s license in its resident state or in any other state or territory in which such licensing is required expires or terminates, for any reason, the Managing General Agent shall immediately notify the Company of such lapse, and shall move to promptly cure same. Until the Managing General Agent shall have remedied such lapse in licensing, the Company shall have the right to suspend or terminate the authority of the Managing General Agent to act in such jurisdiction under this Agreement.
11.2The original source of all business produced under this Agreement shall be duly licensed and appointed Producers.
11.3The Managing General Agent shall require that all Producers maintain appropriate license(s) to transact the type of insurance for which the Producer is appointed. The Managing General Agent shall bear sole responsibility to oversee the proper licensing of any Producer(s). Should any fines be levied against the Company as a result of the Managing General Agent accepting business from an unlicensed Producer, the Managing General Agent shall hold the Company harmless and reimburse the Company for any and all expenses so incurred including, but not limited to, legal fees, fines and penalties.
11.4The Managing General Agent shall maintain in force a producer agreement with each Producer. Any and all agreements with Producer(s) shall be made directly between the Managing General Agent and such Producer(s) only. Such agreement shall look solely to the Managing General Agent for any and all commissions, expenses, costs, causes of action and damages that arise between the Managing General Agent and such Producer(s), including, but not limited to, extra contractual obligations, arising in any manner from actions or inactions by the Producer(s) or the Managing General Agent.
11.5Any termination by the Managing General Agent of a Producer shall comply with any applicable contract and any applicable law or regulation in a jurisdiction where the Producer is appointed.
11.6The Managing General Agent shall immediately notify the Company of any action or threatened action by any insurance or financial regulator against the Managing General Agent or if it becomes aware, of any Producer.
11.7In the event the Managing General Agent provides access to electronic processing of applications or for customer service to Producers, including any electronic signatures by an insured, the Managing General Agent shall include in its agreement with the Producer written obligations of the Producer to:
(1)process all policy transactions and issue all applications on the Managing General Agent’s website with the effective date and time accurately reflecting the same date and time that the Policy was bound;
(2)advise the applicant that the application will utilize an electronic signature process and the acceptance and use of such electronic signature must only be elected by the applicant. Producer shall also advise the applicant that the use of an electronic signature will not be denied legal effect or enforceability solely because it is in electronic form. The applicant may choose not to conduct transactions by electronic means;
(3)provide the applicant with a copy of the completed application, endorsements, exclusions, receipt and ID cards and retain a copy of all documents delivered to applicant in Producer’s files; and

(4)not make, alter, waive, modify, misrepresent or discharge any of the terms or provisions set forth in a Policy, endorsement, application, binder or the Managing General Agent’s website.
11.8The Company, in its reasonable discretion upon reasonable prior written notice to the Managing General Agent, may terminate the appointment of any Producer.
ARTICLE 12 - CHANGE IN PRINCIPAL OFFICER OR DIRECTOR
12.1The Managing General Agent shall give notice to the Company if there is a change in any principal officer and/or director of the Managing General Agent within thirty (30) days of its occurrence.
ARTICLE 13 - INDEMNIFICATION
13.1The Managing General Agent shall indemnify and hold the Company harmless from any and all claims, demands, causes of action, damages, judgments and expenses (including, but not limited to, attorney’s fees and costs of court) (collectively, “Indemnifiable Claims”) which may be made against the Company and which arise, either directly or indirectly, in whole or in part, out of
(1)any material breach or violation of this Agreement or applicable law or regulation in any material respect by the Managing General Agent or any of its directors, officers, managers or employees; or
(2)the failure by the Managing General Agent or any of its directors, officers, managers or employees to properly discharge its or their material duties or obligations under this Agreement or to properly observe and comply with limitations of authorities under this Agreement; or
(3)in connection with any business underwritten or bound pursuant to this Agreement.
13.2The Company shall indemnify and hold the Managing General Agent harmless from any and all Indemnifiable Claims which may be made against the Managing General Agent and which arise, either directly or indirectly, in whole or in part, out of any material breach or violation of this Agreement or applicable law or regulation in any material respect by the Managing General Agent or any of its directors, officers, managers or employees.
13.3The parties’ respective obligations provided for in Sections 13.1 and 13.2 are intended to apply in addition to the parties’ other obligations under this Agreement and shall survive termination of this Agreement.
13.4To the extent that any court, regulator or arbitration panel finds that any portion of this Agreement is unenforceable, the parties’ respective obligations provided for in Sections 13.1 and 13.2 shall otherwise remain in full force and effect and the parties shall otherwise remain fully liable to hold each other fully harmless for any and all liability arising out of this Agreement or any related agreement.

ARTICLE 14 - TERMINATION
14.1This Agreement may be terminated at the beginning of any calendar quarter occurring on the date that is two (2) years after the Date of Determination (defined below) by either party providing written notice to the other at least one hundred eighty (180) days prior to such date. Any authority of the Managing General Agent shall terminate upon the date such notice of termination shall take effect, except as provided in Section 14.9 or provided otherwise in writing by the Company. Upon the request of the Company following termination, the Managing General Agent shall send, or cause to be sent, timely notices of nonrenewal or cancellation of Policies written under this Agreement, in accordance with applicable policy provisions and applicable laws regulations. For the purpose of this Agreement, the “Date of Determination” means December 31, 2024.
14.2This Agreement shall automatically and immediately terminate upon:
(1)any misappropriation or use in violation of this Agreement of funds or property of either party by the other party;
(2)either party (i) applying for, seeking, or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of itself or of all or a substantial part of its property or assets, (ii) becoming insolvent or admitting in writing its inability to pay its debts as such debts become due, (iii) making an assignment for the benefit of its creditors, (iv) commencing a voluntary case under, taking any action under, or seeking to take advantage of, the Bankruptcy Code (Title 11 of the United States Code), or any comparable law of any jurisdiction (foreign or domestic), or any other bankruptcy, insolvency, moratorium, reorganization or other similar law providing for the relief of debtors or affecting the enforcement of creditors’ rights generally (collectively, “Bankruptcy Law”), or (v) acquiescing in writing to any petition filed against it in an involuntary case under any Bankruptcy Law;
(3)entry of any order for relief in an involuntary case under any Bankruptcy Law against either party;
(4)the insolvency or bankruptcy of the Company, or an order of liquidation of the Company by a state insurance department or court of competent jurisdiction;
(5)in the event of fraud, material misrepresentation, abandonment, or gross and willful misconduct on the part of the other party in connection herewith; or
(6)the cancellation or termination of the Reinsurance Agreement referred to in Section 2.2, except as provided in Section 14.8 and with respect to runoff as provided herein and in the Reinsurance Agreement.
14.3The Company may terminate this Agreement by providing the Managing General Agent written notice in the event of the occurrence and continuation of one or more of the following events:
(1)the Managing General Agent ceases all business operations; or

(2)the Managing General Agent violates any representation, warranty, covenant, agreement or other provision of this Agreement in any material respect or takes any action or fails to take any action that constitutes a material breach of this Agreement or any provision hereof, and such violation or breach is not cured within thirty (30) days after the Company provides notice of such violation or breach to the Managing General Agent.
In the event of the termination of this Agreement by the Company under Sections 14.2(1) or (5), or Section 14.3(2), any undisputed indebtedness of the Managing General Agent to the Company and all premiums in the possession of the Managing General Agent, or for the collection of which the Managing General Agent is responsible, shall, notwithstanding any provisions herein to the contrary, become immediately due the Company.
14.4The Managing General Agent may terminate this Agreement upon providing the Company written notice in the event of the occurrence and continuation of one or more of the following events:
(1)the Company ceases all its underwriting operations or exits the line(s) of business which constitute the Subject Business;
(2)the Company’s A.M. Best rating falls below A-, and such rating is not restored within a stated period of time as agreed to by the parties;
(3)the expiration or termination of any licenses or certificates of authority held by the Company necessary for the Company to perform its obligations under this Agreement; provided, that the Company shall have forty-five (45) days to reinstate or obtain the required license(s) or certificate(s) of authority after discovery of such termination; or
(4)the Company violates any representation, warranty, covenant, agreement or other provision of this Agreement in any material respect or takes any action or fails to take any action that constitutes a material breach of this Agreement or any provision hereof, and such violation or breach is not cured within thirty (30) days after the Managing General Agent provides notice of such violation or breach to the Company.
14.5[RESERVED],
14.6In the event that the Company reasonably determines that the Managing General Agent is in material default hereunder, the Company may, at its sole discretion, suspend or limit the authority of the Managing General Agent. Such suspension or modification shall be effective upon notice from the Company. The right to solicit and place new business, or renew or modify existing business, may be suspended in the event of a material default by the Managing General Agent.
The term “default” means any material breach or material failure to comply with the terms and conditions of this Agreement and includes, but is not limited to, the following:
(1)failure to remit undisputed balances due as required by this Agreement;

(2)failure to adjust claims arising from any Subject Business produced under this Agreement in accordance with this Agreement, applicable law and the Policies; and
(3)failure to maintain Producer’s license(s) or other authorizations as required by any public authority to conduct the Subject Business.
The Managing General Agent shall have thirty (30) days to cure any default hereunder upon receipt of written notice of such default from the Company.
14.7The failure of the Company or the Managing General Agent to declare promptly a default or breach of any of the terms and conditions of this Agreement shall not be construed as a waiver of any of such terms and conditions, nor estop either party from thereafter demanding a full and complete compliance herewith. All waivers of any of the terms and conditions of this Agreement must be in writing and signed by the waiving party. The failure of either party to enforce any provision of this Agreement or to declare default will not constitute a waiver by either party of any such provision. The past waiver of a provision by either party will not constitute a course of conduct or a waiver in the future as to that same provision.
14.8The Managing General Agent acknowledges the obligation to runoff the Subject Business written under this Agreement solely at its expense until the final expiration or cancellation of all Policies and the final resolution of all claims. The runoff obligations of the Managing General Agent include, without limitation, handling all claims, handling and servicing all Policies through their natural expiration, together with any Policy renewals required to be made by provisions of applicable law, whether or not the effective date of such renewal is subsequent to the effective date of termination of the Reinsurance Agreement, reporting, and remittance of funds to the Company in accordance with this Agreement.
In the event the Managing General Agent fails in a material manner to perform its obligations under this Section 14.8, the Company may assume those obligations at the expense of the Managing General Agent. In such event, the Company will then be authorized to exercise control over the Expirations and Renewals to effect the runoff of the business. The Managing General Agent agrees that if the Company administers the runoff of any Policy(ies) as a result of the failure or refusal of the Managing General Agent to effect administration of the Policies, (i) the Company will be entitled to indemnification pursuant to Article 13 of this Agreement for any expenses incurred by the Company relating to the runoff of the Policies; (ii) no commissions will be due to the Managing General Agent relating to any such Policies; and (iii) the Managing General Agent will take such actions and provide such assistance including, but not limited to, providing the Company with data, reports and software as necessary for the runoff of such business. The Managing General Agent agrees to execute and deliver, and to cause its officers, directors, members, managers, employees and contractors, to execute and deliver all documents and to provide all other information reasonably necessary for the Company to perform under this Section 14.8. Notwithstanding the termination of this Agreement, the provisions of this Agreement shall continue to apply to all unfinished business until all obligations and liabilities incurred by each party as a result of this Agreement have been fully performed and discharged. The term “runoff” as used herein shall mean, but not be limited to, confirming coverage under Policies, administering Policies and any required renewals thereof and endorsements thereto, providing reports to the Company as required by this Agreement, paying premiums to the Company and return premiums to policyholders, collecting all sums due, including return commissions from Producers, and such other activities as required of the Managing General Agent under this Agreement.
14.9It is expressly agreed and understood that nothing in this Article 14 authorizes the Managing General Agent to write any new business under this Agreement should the Reinsurance Agreement terminate for new business, except the business that is required to be renewed or issued because of applicable law or regulation, as provided in Section [4.05] of the Reinsurance Agreement.
14.10A party’s exercise of its right to terminate this Agreement shall not, for the avoidance of doubt and by itself, give rise to any right, claim, or cause of action against the other party for any loss of prospective profits, commissions, earnings or income.
ARTICLE 15 - REINSURANCE
15.1The Managing General Agent shall not have the power to accept or bind risk on behalf of the Company other than as set forth herein, as set forth in the Reinsurance Agreement or as may be subsequently authorized by the Company. The Managing General Agent shall not knowingly cede, arrange, facilitate or bind reinsurance or retrocessions on behalf of the Company, commit the Company to participate in insurance or reinsurance syndicates, or collect a payment from a reinsurer or commit the Company to a claims settlement with a reinsurer.
15.2All business coming within the scope of this Agreement shall be reinsured under the Reinsurance Agreement, as may be amended or renewed from time to time.
15.3Any violation of the terms and/or conditions of the Reinsurance Agreement resulting in any diminution of the Reinsurer’s liability to the Company shall be the sole responsibility of the Managing General Agent and the Managing General Agent shall indemnify and hold the Company harmless from any such liability.
15.4In no event shall any breach or violation by the Managing General Agent of this Agreement invalidate or reduce the reinsurance coverage of any Policy reinsured under the Reinsurance Agreement, including any failure of a Policy to comply with Schedule A of the Reinsurance Agreement due to any action or omission of the Managing General Agent.
15.5In the event the Reinsurer, or the Managing General Agent or its Producers, binds the Company for insurance coverage on insurance risks which are in excess of the policy limits set forth in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the terms of business specified in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the territory specified in Article I and Schedule A of the Reinsurance Agreement, and/or are excluded under Article I and Schedule A of the Reinsurance Agreement, whether intentional or not, the Reinsurer and the Managing General Agent will do such things and take such actions as may be necessary to reduce the Company’s exposure to such risks and to hold the Company harmless against any liability or loss which may be incurred by the Company in excess hereof. At the Company’s request, the Managing General Agent, in accordance with applicable law, and policy terms, shall cancel or not renew any risk bound that is not in conformance with the Reinsurance Agreement. Any such insurance coverage on insurance risks bound contrary to the limitations which are in excess of the policy limits set forth in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the classes of business specified in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the territory specified in Article I of the Reinsurance Agreement, and/or are excluded under Article I and Schedule A of the Reinsurance Agreement, whether intentional or not, shall be 100% reinsured and subject to the Reinsurance Agreement.
15.6In the event the Reinsurance Agreement is terminated, the Managing General Agent shall take those actions necessary, including sending statutorily prescribed non-renewal notices to insureds in a timely manner to effectuate the intent that there be no renewals or new policies (but for those Policies required under applicable law to be renewed) after the termination of the Reinsurance Agreement.
ARTICLE 16 - COMPLAINTS
16.1All written and oral complaints and requests for assistance filed with the Managing General Agent by any regulatory authority, insured, claimant or any other interested party to a Policy or claim are to be handled by the Managing General Agent as follows:
(1)the Managing General Agent shall maintain and make available for inspection by the Company, complaint logs of all written and oral complaints and requests for assistance filed with Managing General Agent or the Company by the any regulatory agency on behalf of or directly by an insured, claimant, or any other interested party to a Policy or claim;
(2)the Company will promptly notify the Managing General Agent of any such complaints it receives in respect of the Subject Business; and
(3)the Managing General Agent shall promptly research the circumstances of each complaint and provide the Company with a written reasonable explanation of the Managing General Agent’s position and intention.
The Managing General Agent agrees that it will take such commercially reasonable steps to monitor, track and study its complaint activity on a routine basis for the purpose of minimizing valid complaints and reducing causes of complaints and to further promote reasonable service standards as may be set forth in writing by the Company and delivered to the Managing General Agent from time to time.
16.2For all other complaints, the Managing General Agent is to maintain a log and complete records of each complaint and all supporting documentation in a form mutually agreed by the parties.
16.3The Managing General Agent acknowledges its responsibility to timely address and eliminate complaints from policyholders and third parties.
16.4The Company shall forward to the Managing General Agent all complaints and time-demand correspondence received by the Company relevant to the Managing General Agent on this Agreement in a timely manner.
16.5The Managing General Agent shall reasonably cooperate, at its own expense, with any audit, investigation, inquiry or examination conducted by a regulatory authority against the Company, the Reinsurer or the Managing General Agent with regard to the Subject Business and promptly notify the Company of the same, and reasonably cooperate with the Company in connection therewith.

ARTICLE 17 - REQUIRED INSURANCE
17.1For so long as this Agreement is in effect and for one (1) year after the expiration date of the last Policy produced by the Managing General Agent under this Agreement, the Managing General Agent or its affiliates shall purchase and maintain insurance of the following types and limits of liability under which the Managing General Agent shall be covered:
(1)errors and omissions insurance policy issued by insurers rated no less than “A-” by A.M. Best Company with a minimum limit per claim equal to $2,000,000 with a retention or deductible of not more than $150,000, adjusting to a minimum limit per claim equal to $5,000,000 when premium volume exceeds $50,000,000 in any one annual period, whichever is greater.
(2)fidelity bond or other coverage for the loss, theft, defalcation, embezzlement, conversion or other misappropriation of funds handled by the Managing General Agent, including its officers and directors, with limits in an amount not less than $1,000,000 per occurrence, with a per occurrence deductible of not more than $100,000. At least thirty (30) days prior to the expiration, cancellation or modification of such insurance, the Managing General Agent or its insurer shall provide written notice to the Company .
(3)commercial general liability coverage (“CGL”) with limits of not less than $2,000,000 each occurrence, $2,000,000 personal and advertising liability coverage and $4,000,000 general annual aggregate.
17.2The Managing General Agent shall name the Company as an additional insured on its CGL policy. The coverage and limits for the Company as additional insured shall apply as primary and non-contributory insurance before any other insurance or self-insurance maintained by or provided to the Company.
17.3All insurance policies issued in compliance with this Article shall be endorsed to require that the Company be notified at least thirty (30) days in advance in the event of cancellation, non-renewal or material change in coverage of such policies.
17.4The Managing General Agent shall provide the Company with valid certificates of insurance as required in this Article 17.
ARTICLE 18 - CONFIDENTIALITY
18.1“Confidential Information” shall mean all information, whether or not reduced to written or recorded form, which (i) pertains to the Company or the Managing General Agent, any negotiations or business pertaining thereto, or any of the transactions either contemplates, including all financial, customer, and reinsurance information, and is not intended for general dissemination; (ii) is confidential or proprietary in nature (including any analyses, compilations, data, studies, notes, translations, memoranda, plans or other documents concerning the Company or any of its affiliates, any Nonpublic Information (as defined below), any Personal Information (as defined below) or any policyholder information), was provided to the party or its representatives by the Company or the Managing General Agent, as applicable, and relates directly or indirectly to either the Company or the Managing General Agent or the business of either; (iii) pertains to confidential or proprietary information of the Company or the Managing General Agent which has been labeled in writing as confidential or proprietary, or (iv) qualifies as non-public personal information or personal health information that is protected under state or federal law. The parties acknowledge that it is not practical, and shall not be necessary, to mark such information as “confidential,” nor to transfer it by confidential envelope or communication, in order to preserve the confidential nature of the information. For purposes of this Section 18.1, the Company is not an affiliate of the Managing General Agent.
18.2Except as required or compelled by a court of competent authority or other provision of applicable law, the parties shall each keep confidential and shall not disclose to others and shall use reasonable efforts to prevent its affiliates, successors, and assigns, employees and agents, if any, from disclosing all Confidential Information to others, without the prior written consent of the entity owning it.
18.3Information which: (i) is available, or becomes available, to the public through no fault or action by such party, its agents, representatives or employees; or (ii) becomes available on a non- confidential basis from any source other than the Company or Managing General Agent, as applicable, and such source is not prohibited from disclosing such information, shall not be deemed Confidential Information.
18.4Confidential Information and all copies thereof shall remain at all times the property of the Company or the Managing General Agent, as applicable. Each party will, upon request and at the cost of the party owning the Confidential Information, promptly return any Confidential Information to the disclosing party. Confidential Information shall include any information exchanged by the parties under a non-disclosure agreement or other agreement executed in anticipation of this Agreement.
18.5The parties each shall (i) keep Confidential Information confidential and (ii) only collect, use, process, and disclose Confidential Information for purposes of performing obligations hereunder, enforcing rights and remedies hereunder as provided herein, or complying with applicable law. The parties each agree to comply with all applicable state and federal laws and regulations relating to the confidentiality and/or privacy of any information obtained under this Agreement relating to insureds, claimants, or others. The Managing General Agent agrees to require the same obligations from all agents, adjusters, or other third parties with whom it may contract to perform all or any part of its functions under this Agreement. This provision applies to Nonpublic Information and Personal Information as well as all other Confidential Information shared pursuant to this Agreement. The parties each agree to comply with all Applicable Privacy Laws (as defined below) in the collection, storage, use, access, disclosure, processing, and transfer of Confidential Information subject to this Agreement. The parties each agree to implement administrative, physical and technical safeguards to protect any Confidential Information of the other that are no less rigorous than accepted industry standards applicable to regulated financial services entities and as are required by any data protection, privacy, or data security laws and regulations applicable to the other, the Confidential Information, or, with respect to the Confidential Information, the Company or its affiliates (“Applicable Privacy Laws”), and to ensure that all such safeguards, including the manner in which the Confidential Information is collected, accessed, used, stored, processed, transferred, disposed of and disclosed, comply with Applicable Privacy Laws, as well as the terms and conditions of this Agreement. The parties each agree to otherwise take all reasonable precautions and protections, including the creation and maintenance of written information security policies and procedures and adequately protected information technology systems, to safeguard and protect the confidentiality of the Confidential Information of the other in accordance with this Agreement and with any Applicable Privacy Laws. Consistent with and except as prohibited by this Agreement, the Managing General Agent shall be permitted to disclose Confidential Information to its affiliates and its and their respective consultants, attorneys, actuaries and auditors, subject to such parties being subject to professional or written contractual obligations of confidentiality, privacy, and security substantially similar to those provided in this Agreement.
(1)“Nonpublic Information” has the meaning set forth in New York Department of Financial Services 23 NYCRR 500.
(2)“Personal Information” shall mean (i) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C.§ 6801 et seq., and the rules and regulations issued thereunder, (ii) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or an individual’s electronic device, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual or household who has been so identified in any format whether written, electronic or otherwise, or (iii) as such term or similar terms (e.g., personal information, personally identifiable information) are defined in Applicable Privacy Laws.
18.6In the event either party becomes aware of any Security Breach affecting such party, such party agrees to promptly, and within twenty-four (24) hours, notify the other of such Security Breach (with any such notification to include a detailed summary of the Security Breach that includes: data elements and number of records exposed/misused; estimates of the effects of such Security Breach; and the corrective actions to be taken), to cooperate with the other party and its affiliates and their respective representatives in investigating and remediating such Security Breach, and to use reasonable best efforts to immediately remedy such Security Breach and prevent any further Security Breach. The party subject to the Security Breach will reimburse the other party and its affiliates and their respective representatives for actual, reasonable, out of pocket costs incurred by such parties in responding to such Security Breach, including all actual, reasonable, out of pocket costs of notice and/or remediation. To the extent that such Security Breach resulted from any action or omission of a party or any breach by such party of its obligations under this Agreement, the party at such fault shall defend, hold harmless and indemnify the other party for any third party claims relating to such Security Breach. Neither party shall identify the other party in connection with any Security Breach without first obtaining such party’s prior written consent. Each party further agrees to reasonably cooperate with the other party, at its own expense, in any litigation or other formal action as reasonably deemed necessary by the parties, relating to a Security Breach. If the Managing General Agent is subject to a Security Breach, then the Company reserves the right to require the Managing General Agent to implement commercially reasonable security measures and risk management procedures and requirements to resolve confidentiality and integrity issues relating to the Security Breach. “Security Breach” means any (i) actual or suspected unauthorized use, disclosure, access, acquisition of or any act or omission that compromises either the security, confidentiality or integrity of Confidential Information or Nonpublic Information or the physical, technical, administrative or organizational safeguards put in place by a party that relates to the protection of the security, confidentiality or integrity of Confidential Information or Nonpublic

Information relating to this Agreement, (ii) receipt of a complaint in relation to the privacy practices of a party relating to this Agreement, or (iii) a party’s breach or alleged breach of this Agreement relating to privacy practices.
18.7With regard to: (i) the Company’s Nonpublic Information and (ii) Information Systems (as defined in New York Department of Financial Services 23 NYCRR 500) that maintain, access, or process Nonpublic Information: the Managing General Agent shall comply with all requirements of 23 NYCRR 500 with regard to such Nonpublic Information and Information Systems in the same manner as is required of the Company as a covered entity under such regulations, except that the Managing General Agent shall not provide notices or filings to the Superintendent pursuant to Section 500.17 (unless the Managing General Agent independently is a “covered entity” as defined by 23 NYCRR 500). The Company has the right to periodically audit and assess the Managing General Agent’s compliance with 23 NYCRR 500 upon reasonable advance notice.
The Managing General Agent shall use effective controls, including encryption of Nonpublic Information (both in transit and at rest), Multi-Factor Authentication (as defined by 23 NYCRR 500) and Risk-Based Authentication (as defined by 23 NYCRR 500), to protect against unauthorized access to Nonpublic Information and Information Systems. Multi-Factor Authentication must be utilized, at a minimum, for any individual accessing internal networks from an external network and for any remote access.
18.8The Managing General Agent will not retain, use, or disclose Personal Information: (i) for any purpose other than to perform the services under this Agreement or (ii) outside of the direct business relationship between the Company and the Managing General Agent. The Managing General Agent shall not sell, rent, release, disclose, disseminate, make available, transfer or otherwise communicate Personal Information to any third party for monetary or other valuable consideration. The Managing General Agent certifies that it understands the restrictions on its processing of Personal Information as set forth in this Agreement and will comply with them.
18.9The Managing General Agent shall cause each Producer to comply with the provisions of this Article 18.
18.10The parties acknowledge that any failure to comply with the terms of this Article 18 will cause irreparable injury to the owner of the Confidential Information, and such party may enforce its rights under this Article by way of injunction and may obtain an injunction to enjoin or restrain any breach or threat of breach of any of these provisions. Article 18 shall survive the termination of this Agreement.
ARTICLE 19 - MISCELLANEOUS
19.1The Managing General Agent is prohibited from offsetting balances due under this Agreement with any amount due under any other contract.
19.2This Agreement (including, for the avoidance of doubt, any exhibits hereto) and the Reinsurance Agreement contain the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties hereto relating to such subject matter.

19.3No amendments to or modifications of this Agreement shall be valid unless made in writing and executed by the Company and the Managing General Agent in the form of an amendment to this Agreement with a specified effective date.
19.4The Company may not, directly or indirectly, assign its rights and obligations under this Agreement in whole or in part to any party without the prior written approval of the Managing General Agent. Except as provided in this Agreement, the Managing General Agent may not, directly or indirectly, assign or delegate its rights and obligations under this Agreement in whole or in part to any party without the prior written approval of the Company. The Managing General Agent agrees that its duties and obligations under this Agreement shall be due and owing also to the Company’s successors and assigns.
19.5Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural and any term stated in the masculine, the feminine, or the neuter gender shall include the masculine, the feminine, and the neuter gender. All captions and section headings are intended to be for purposes of reference only and do not affect the substance of the articles to which they refer. The terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement. The word “or” means “and/or” unless indicated otherwise by the context.
19.6Each party hereto agrees to execute and deliver any further documents, which may be reasonably necessary to carry out the provisions of this Agreement.
19.7In the event that any of the provisions or portions thereof of this Agreement are held to be illegal, invalid or unenforceable by any court of competent jurisdiction or Arbitration, the validity and enforceability of the remaining provisions or portions thereof shall not be affected by the illegal, invalid or unenforceable provisions or by its severance here from giving effect to the extent possible of the original intent of the parties hereto as expressed in this Agreement as originally written.
19.8Any and all notices required or permitted to be given under this Agreement shall be in writing and will be deemed given when personally delivering such notice or by sending it by a delivery service or by mailing it, certified mail, return receipt requested, to the parties’ address as provided below.
To the Company:
Midvale Insurance c/o Homesite Insurance Company
One Federal Street, Suite 400
Boston, MA 02110
Attention: Susan Anderson
sanderson@homesite.com
To the Managing General Agent:
Bowhead Specialty Underwriters, Inc.
667 Madison Avenue,
5th Floor New York, NY 10055
Attn: Office of General Counsel
19.9The parties hereto hereby irrevocably and unconditionally: (i) consent to submit to the exclusive jurisdiction of the courts of the federal courts located in the City of New York in the

State of New York, for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts; (ii) agree and acknowledge that service of any process, summons, notice or document by mail to the address set forth in the notice provision herein shall be effective service of process for any lawsuit, action or other proceeding brought against such party in any such court; and (iii) waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the City of New York in the State of New York and waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
19.10Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM ARISING FROM OR RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREUNDER. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that arise from or relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. This waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement.
19.11This Agreement has been made and entered into in the State of New York. This Agreement shall be governed by New York law, without regard to conflicts of law principles. As used in this Agreement the term “Applicable Law” shall include New York law, and other any law, rule, regulation, directive or judicial or administrative decision or order which applies to conduct of business under this Agreement.
19.12This Agreement may be executed simultaneously in several counterparts, each of which will constitute one and the same instrument.
19.13The parties mutually represent and warrant that they are not subject to any restrictive covenants that restrict their respective abilities to enter into this Agreement. The parties further represent and warrant to each other that neither they, as entities or licensees, nor, any of its owners, officers, directors, managers, members, employees or agents have been convicted of any state or federal felony involving dishonesty or breach of trust. The parties shall have a continuing obligation to notify each other in the event any owner, officer, director, manager, member, employee, or agent is convicted of such a crime, and provide the required written consent from the appropriate regulator regarding same that is compliant with all state and federal law.
19.14Nothing in this Agreement shall be construed as requiring the Company to monitor the book of business which is the subject of the Reinsurance Agreement for the benefit of the Reinsurer.
19.15The parties hereby acknowledge and agree that (i) each party and its counsel have reviewed and have had an opportunity to negotiate the terms and provisions of this Agreement and have contributed or have been offered the opportunity to contribute to their revisions; (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of them; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
19.16This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder.
[Signature Page Follows]

Company:		Managing General Agent:

MIDVALE INDEMNITY COMPANY		BOWHEAD SPECIALTY UNDERWRITERS, INC.

By:	/s/ Anthony M. Scavongelli	By:	/s/ Jon Kantor

Name:	Anthony M. Scavongelli	Name:	Jon Kantor

Title:	Chief Legal Officer	Title:	General Counsel

Date:	February 22, 2021	Date:	2/22/21

EXHIBIT A
SUBJECT BUSINESS
Lines of business

Type of Insurance*	NAIC Filing Code
Medical Malpractice	11
Other Liability	17
Product Liability	18
Commercial Auto	20
Fidelity	23
Burglary and Theft (for Crime)	26

* Including captive assumed reinsurance.
Territories
Professional Lines - risks domiciled in the USA, including Puerto Rico, and selected risks in Bermuda and the Cayman Islands where such risks are being handled by a US broker.
Casualty Lines - risks domiciled in the USA, including Puerto Rico.
Rating Approach
Several criteria are used to ensure that an adequate premium is being charged for each risk, including peer comparison, exposure rating, minimum price per million criteria, and minimum percentage of underlying layer price per million criteria. The exposure rating algorithms are described below.
Public D&O
A base premium ($1m limit) is calculated based on the asset size of the company. A table of annual base premium amounts by intervals of asset size is used for this purpose.
Each risk is classified by GICS Sub-Industry. Each such classification bucket is assigned an industry factor, which is applied to the risk’s base premium. This industry classification factor represents the underwriting view of relative class exposure and loss potential.
Company Operations Modifiers are used to reflect variation in specific exposures. The modifiers may be credits or debits and include consideration of Corporate Governance (board of directors, audit committee, compensation committee, nominating committee, management stability), Corporate Activity (years in business, M&A activity, equity or debt offering), Financial measures (profitability, debt/equity, goodwill/equity, provision for bad debt/outstanding receivables, cash flow from operations, financial restatements, Altman Z-score) , Stock-related measures (special voting rights shares, short interest, beta analysis), and claim and litigation activity. A schedule rating modifier up to +/- 50% can be applied to reflect any additional characteristics of the risk not otherwise contemplated. The product of annual base premium, industry modifier, company operations modifiers, and schedule rating yields the modified base premium for $1m limit.
For excess layer pricing, factors (ILFs) are applied to adjust the modified base premium for the insured’s layer limit and attachment. The ILF tables vary based on the market cap of the risk. More severe ILFs are used for risks with higher market caps. Underwriters have selected a minimum and target attachment point for risks, which is based on market cap. No risk will be written at attachment less than the minimum; and an additional debit is charged for attachments less than the target. Premium is further adjusted by a coverage factor in the case that the coverage is only for Side A.
A-1

FI Investment Manager Professional Liability
Various coverages are contemplated in the rating: Investment Advisor Professional Liability (IAPL), Registered Fund Professional Liability (RFPL), Private Fund Professional Liability (PFPL), management liability (D&O), employment practices liability (EPLI), and fiduciary (FIDU). A base premium ($1m limit) is calculated as a first step.
For the IAPL, RFPL, PFPL coverages, the base premium is a function of assets under management. A table of annual premium amounts by intervals of assets under management is used for this purpose. This is multiplied by a coverage charge modifier, reflecting which combination of these coverages is being insured.
The base premium is multiplied by modifiers that reflect asset class, fund type, and company operations. The company operations modifiers include consideration of senior management experience, historical investment performance, investment strategy, years in business, quality of service providers, regulatory exposure, and claims experience.
The D&O base premium is a function of annual revenue, with coverage modification for side A only or removal of C (entity) coverage. EPLI base premium depends on number of employees. Fiduciary base premium depends on assets under management. The resulting base premiums for the selected coverages are added together. A schedule rating modifier up to +/- 50% can be applied to reflect any additional characteristics of the risk not otherwise contemplated.
For excess layer pricing, factors (ILFs) are applied to adjust the modified base premium for the insured’s layer limit and attachment. Underwriters have selected a minimum and target attachment point for risks, which is based on assets under management. No risk will be written at attachment less than the minimum; and an additional debit is charged for attachments less than the target.
Casualty
The primary coverages of GL and Auto are re-rated using rates and ILFs that are based on underwriting experience, ISO loss costs and rating factors. Consideration is given to state, city, vehicle weight/size/use (auto), class code (GL), and hazard grade (GL). Selection of primary premium is made based on a comparison of the re-rated and the actual charged premium. Consideration is given to how the risk differs from what is expected for the class and other underwriting considerations from the loss history and application. Excess layer premium is generated by applying ILFs.
A-2

EXHIBIT B
UNDERWRITING GUIDELINES
Professional Lines Underwriting Guidelines
The Professional Lines Department (PLD) of Bowhead Specialty Underwriters (BSU) has been formed in 2020 by hiring experienced underwriters with proven records to write a broad range of products across the Professional Lines Market, including Directors and Officers Liability Errors and Omissions Liability, Employment Practices Liability, Pension Trust Fiduciary Liability, Fidelity/Crime and other related classes. These coverages will be written for a broad variety of entities including both Commercial and Financial Institutions accounts, and both publicly traded, privately held and not for profit organisations.
BSU will foster a highly collaborative underwriting environment. Regardless of underwriting authority, as out lined in each underwriters’ Letters of Authority (LOA), we will take a “two sets of eyes” approach to risk selection. Our focus will always be on profits versus premium and although many markets talk about this concept, this will be rooted in BSU’s DNA.
Product and coverage
This department is designed to provide solutions-based Directors and Officers, Employment Practice Liability, Pension Trust Fiduciary Liability and Crime insurance coverage to large public, non-profit and private corporations of various corporate structures. With respect to financial institutions this should also include errors and omissions and fidelity coverage. A summary description of the coverages is as follows:
1.Directors & Officers Liability Insurance
D&O insurance protects insured parties against lawsuits and associated legal defense expenses. Liabilities can arise from claims by customers, vendors, regulators, debt holders, competitors and current and former employees and applicants, although the most severe liabilities have historically arisen from lawsuits by stockholders alleging director or officer failure to discharge duties to the corporation or violations of federal and or state securities laws.
2.Employment Practices Liability Insurance
Employment practices liability insurance (“EPLI”), which is available to cover both the employing organization and its supervisors, insures against losses associated with current and former employees and applicant claims such as sexual harassment, wrongful termination and discriminatory treatment. Coverage is also extended to Third Party Discrimination suits by customers or other non-employees of the insured.

3.Employee Benefit Fiduciary Liability Insurance
Employee Benefit Fiduciary Liability / errors and omissions insurance, which covers individuals who invest and administer employee benefit plans, insures against losses arising from claims alleging breach of fiduciary duty and for violations of the Employee Retirement Income Security Act (“ERISA”). Coverage is also provided for mismanagement or errors and omissions involving Employee health and welfare plans.
4.Errors and Omissions (for financial institutions)
E&O insurance for financial institutions protects insured parties against lawsuits and associated legal defense expenses. Liabilities arise from claims by customers, regulators, vendors, or other third parties. Historically the most severe liabilities have arisen from lawsuits and investigations by customers or regulators alleging certain failures in the provision of professional services or violations of federal and or state laws related to the provision of professional services.
5.Crime/Fidelity
Crime insurance for commercial entities provides coverage for loss of money, securities and other assets resulting from dishonesty, theft or fraud (including computer fraud). Fidelity Bonds are intended for financial institutions and cover a variety of risks including; employee dishonesty, theft on premises, forgery, computer system fraud and impersonation fraud.
6.Cyber
BSU will not write stand-alone cyber policies. However, cyber exposures are present in most risks that are written and must be analysed and assessed as part of the normal underwriting process.
The only area where BSU may consider providing explicit cyber coverage is within the Financial Institutions sector where coverage will be provided on selected accounts as part of a blended program for mid-size and large financial institutions where BSU is providing additional core coverages for example Directors and Officers Liability and Bankers Professional Liability and where Cyber is a component of the coverage being offered.
All Cyber exposure requires CUO prior approval.

Initial Public Offering (IPO) and Special Purpose Acquisition Company (SPAC) Transactions
IPO Transaction
This involves the publication of a prospectus which brings the transaction under the 1933 Securities Act with associated prospectus liability.
The current capacity crisis arose following the Cyan Inc. v. Beaver County Employees Retirement Fund decision in March 2018 which led to a proliferation of case filings asserting putative class action claims in state courts throughout the United States. The “concurrent” state court and federal court claims dramatically changed the IPO landscape overnight and consequently very few markets would consider writing primary.
However, two days shy of the two-year anniversary of that decision, the Supreme Court of Delaware in Salzberg v. Sciabacucchi reversed the lower court decision and held that Delaware corporations can implement federal forum-selection provisions for Securities Act claims in their certificates of incorporation. This decision has significantly reduced the heightened exposure, but the market is underwriting and pricing accounts as if nothing has changed.
When BSU looks at a potential IPO the following are issues that we need to focus on:
Valuations - There are many examples where IPO expected PEs are not measurable due to minimal underlying earnings, but P/B multiples are 75x - 100x+ (Lemonade, Root, Snowflake, and other tech/bio-techs). We would look for valuations more in line with industry/peer norms, although if there is proven growth, balance sheets and mature bottom line earnings which justify some premium to peers, we would consider the account. We look also at total Market Cap vs. Floated Market Cap if there are significant holders maintaining ownership post IPO.
Maturity - We focus on deals with maturity of the underlying businesses. Sotera and SEG are great examples of this, both have been around for some time, have strong and stable footing in their space with notable market shares and are in established businesses.
Prior Ownership vs Go Forward and use of proceeds - We shy away from an IPO that is serving primarily as a windfall for selling shareholders and prefer that the proceeds are used for debt reduction, public market access for balance sheet flexibility and obvious growth opportunities. Selling shareholders are ok, but we prefer that they still retain meaningful ownership, or the timing of their departure makes sense for the business.

SPAC Transactions
During 2020 there has been a record number of SPAC offerings. In September there was a high profile article in the WSJ and a subsequent announcement that the SEC had commenced many inquiries into SPACs. Some lawsuits followed and overnight underwriting capacity significantly reduced. This shortage of capacity has created a very interesting opportunity for BSU to be highly selective and find some great risks.
The top three attributes we would consider when underwriting a SPAC:
a.The people - this starts with the sponsor. Are they credible in the business and financial world? (Especially for the area they will be targeting) What is their reputation like? Do they have robust experience with public companies, mergers and acquisitions, corporate management and strategic combinations? Also, part of this analysis would include the outside service providers. Are they top tier names involved with accounting/audit/legal counsel and the bank underwriting the IPO?
b.Risk disclosures - the SEC has stated in September that they had some concern with the levels of disclosure in the SPAC space. The focus was on the potential for conflicts of interest in the transactions pursued, fee levels for the sponsor, and appropriate levels of due diligence taken on the transaction pursued. Particular attention was paid to the disclosures in the proxy document (closer to the transaction) as opposed to the S-1 but the intention of improved disclosure was around the entire life of the vehicle.
c.Fees vs skin in the game - Another concern the SEC mentioned was the fees that the sponsor was collecting from these deals - not that they were excessive on their face, but more to ensure that they were properly disclosed to investors. This not only includes direct fees but indirect compensation such as founder’s shares, warrant arrangements, etc. The underwriting would involve an assessment of the fee levels to deem them appropriate to the peer group but would also factor in the amount of capital the sponsor was contributing themselves. As a general rule, the more skin in the game the sponsor has, the higher the level of comfort because it is perceived as a sign of confidence in their investment thesis.
In the case of a SPAC transaction, the insurance is typically being placed as a two year policy designed to coincide with the time allowed for the SPAC to find a target company. Once there is a transaction, the program converts to run off, for an additional premium. The acquired company would purchase on going cover but with a prior acts exclusion.

Most programmes are being built with incremental limits of $5m and pricing is attractive notwithstanding the additional exposures that these transactions contain.
For both IPO’s and SPAC’s the maximum capacity to be deployed is $5m and all transactions will be round tabled and will require PLD Manager and CUO approval.
For the avoidance of doubt a situation where a SPAC acquires a target company and purchases a new insurance programme with no prior acts coverage will be deemed a deSPAC transaction and will be treated in accordance with the general guidelines.
Territorial Scope
BSU will normally write risks domiciled in the USA including Puerto Rico; however it is also looking to write selected business in the offshore jurisdictions of Bermuda and the Cayman Islands where the risk is being handled by a US broker. A significant number of insurance carriers and funds are domiciled in these jurisdictions despite the fact that the vast majority of their operations entail US based activities, clients and exposures.
Reinsurance of an Insured’s Captive Insurance Company
Any request to write a policy as a reinsurance of our Insured’s captive insurance company requires the prior written approval of the PLD Manager and CUO prior to quotation.
Approval will be conditional upon BSU, determining the limit, attachment and premium; agreeing the policy wording issues by the captive insurance company and retaining authority for the handling of any claims
Section 1 Commercial Accounts (non-financial)
The targeted portfolio design will allow us to write large public account excess business (Fortune 2000) whose directors and officers view coverage as less of a commodity and more of a necessity in today’s tumultuous time. Midsized and large companies are experiencing a highly dysfunctional market and often cannot procure sufficient capacity in the marketplace. The large inventory of open claims has resulted in incumbent markets significantly reducing limits, re-underwriting portfolios and non-renewing accounts.

Public D&O
Initially all public company risks will be written on an excess basis however all risks will be underwritten, evaluated and rated ground up. Financially strong companies with prudent corporate governance are target accounts and the preferred classes include the following:
Underwriting Appetite
GREEN = Preferred Class for primary and excess subject to standard underwriting (any industries not noted under sectors below will be considered green)
YELLOW = Cautious, likely excess subject to underwriting (referral to Head of Commercial D&O)
RED = very cautious, opportunistic basis (Referral to Head of Management & Professional Liability)
BLACK = will largely avoid altogether

Energy	Materials	Industrials	Consumer Discretionary	Consumer Staples	HealthCare	Information Technology	Communication Services	Utilities	Real Estate
		Capital Goods	Automobiles & Components	Food & Staples Retailing	Health Care Equipment & Services	Software & Services	Telecommunication Services
		Commercial & Professional Services	Consumer Durables & Apparel	Food, Beverage & Tobacco	Pharmaceuticals, Biotechnology & Life Sciences	Technology Hardware & Equipment	Media & Entertainment (Including Social Media)
		Transportation	Consumer Services	Household & Personal Products		Semiconductors & Semiconductor Equipment
Retailing
•Covid exposed industries (travel, airlines, retail, hospitality, casinos) will be yellow until circumstances normalize.
BSU will attempt to proactively maintain a diversified sector penetration with no sector representing more than 20% of the portfolio

Private and Non-Profit
Initially BSU will only be writing excess business, but the plan is to rapidly develop primary capabilities and we have a broad appetite. However, any private or non-profit financial institutions will be written within the FI department and any healthcare exposed risks will be written using the expertise of the BSU healthcare underwriters.
The following risks would not normally be written:
➢    Any retail or restaurant chain (more than 5 locations) requesting EPLI.
➢    Any risk with more than 150 employees in the state of CA requesting EPLI.
➢    Any Not for Profit Healthcare Institution with greater than $25 million in assets,
➢    Any universities including those operating a hospital,
➢    Any large private secondary schools,
➢    Any for profit education facility
➢    Any national-in-scope charities,
➢    Any request for new limits or midterm limit increases not accompanied by a warranty letter,
➢    Any Fiduciary risk with an ESOP Plan,
➢    Any Union or multi-employer Plan,
Operating Protocols
Evaluating Risk
Underwriters will evaluate and document the following:
➢    Ownership structure
➢    Corporate governance & compensation structure
➢    Detailed financial analysis - accounting and solvency emphasis
➢    Macro-economic and industry events
➢    Stock valuation characteristics & history
➢    Litigation history
➢    Regulatory exposure
➢    Any unique or unusual risk factors that the risk presents.

Use of Limits and Attachment
Overall Exposure to an Insured across different coverages:
BSU will write multiple coverages to the same Insured, for example Directors and Officers Liability, Errors and Omissions Liability, Employment Practices Liability, Fiduciary Liability and Crime may all be written together. BSU recognizes that certain classes can aggregate together, specifically Directors and Officers Liability with Employment Practices Liability or Directors and Officers Liability with either Errors and Omissions Liability or Fiduciary Liability. To that end BSU will proactively manage its exposure to the risk of multiple coverages being triggered in a single event to a maximum exposure of $ 20 million, other than when A-Side Directors and Officers Liability is written where the maximum exposure will be increased to $25 million.
Public Company:
➢    up to $15m Aggregate Per Risk, per coverage any Policy Year ($10m max on primary when contemplated)
➢    Target average limit of approximately $8m is the goal when scale is reached
➢    Target average attachment of approximately $50m is the goal when scale is reached (will likely be higher initially)
Private Company and Non-Profit:
Directors and Officers Liability
➢    $ 5 million Aggregate Per Risk, per coverage any Policy Year
Employment Practices Liability:
➢    $ 5 million Aggregate Per Risk, per coverage any Policy Year
Fiduciary Liability
➢    $ 5 million Aggregate Per Risk, per coverage any Policy Year
Ventilated limits usage
➢    On large layered programs we will consider ventilation especially for public companies. We should consider both ventilated attachment ($25M) and coverage Side A versus full coverage.

Aggregate v Per loss
➢    all limits will be aggregate, however some coverages do have inbuilt reinstatements being the CODA A-side Directors and Officers Policy contains a reinstatement of the original limit as do some Fidelity/Crime policies. Any other coverage that requires a reinstatement of the limit requires CUO prior approval.
Defense costs included or separate
➢    all defense costs are in the limits
Primary v Excess
➢    Public - 100% (initially)
➢    Private - 30/70%
Attachment
➢    Public - Attachment points will vary based on the individual risk exposure, the coverage being offered, the premium and the full limits of insurance being purchased. Although BSU may write some low-level attachment points ($5 or $10m) the majority of accounts are likely to attach higher up in the program (x $50M). The final attachment will be opportunity and risk dependent.
➢    Private - $5 x $5 on excess, $2m on primary.
Policy Period
➢    12 months average
➢    Multiyear subject to referral
➢    No Refreshing Limits
➢    ERP Period Aggregate 1 to 6 years
Underlying Carrier Solvency
➢    We will not follow any company that does not maintain an A.M. Best’s rating of A- VIII.
➢    Any company that has an A- rating with negative outlook, needs to be approved by CUO. If approved, we will maintain a watch list and review quarterly.
Information Requirements (including use of specialist systems)
➢    Latest audited financial statements of the organization
➢    Public filings, if applicable (10-K, 10-Q, S-1, etc.)
➢    Bylaws of the organization (inclusive of indemnification provisions)
➢    Management profile and/or resumes
➢    Organizational structure

➢    Disciplinary history and regulatory audits
➢    Internal controls and compliance
➢    Board composition
➢    Ownership structure
➢    Prior litigation and claim
Underwriting process
The core tenet of the underwriting strategy recognizes that each major discipline (Underwriting, Claims, Actuarial and Operations) has a vested interest and meaningful contribution to the group’s success.
A well balanced portfolio of low to moderate severity risks is integral to delivering long term stable returns.
Key Underwriting Principles:
➢    Emphasize profitable growth
➢    Technical expertise and continued development
➢    Decision accountability
➢    Prospective exposure analysis
➢    Ensure products and solutions are sustainable
➢    Engage in regular claims feedback
➢    Consensus underwriting on unique and complex risks
➢    Diligent capacity management
➢    Leadership and visibility in the Market
Risk Selection
Underwriting and Actuarial at BSU in conjunction with the CUO are developing proprietary pricing models which will be used to price the business. This pricing model is designed to capture the exposure characteristics of the risk and evaluate their relativity based on agreed factors. Risks will be priced from the ground up and then using a variety of exposure based ILF’s limits and attachments levels can be calculated.
It is important that key exposure factors are captured and recorded consistently and objectively, and the pricing tool is designed to aid this process. However, underwriters will also have the ability and/or authority to credit and debit risks based on underwriting judgement and experience.
Within the rating model there will be sections for the underwriter to fully document their evaluation of the risk, including a brief synopsis of the risk, what the underwriter liked about the risk, what they didn’t like about the risk, how they got comfortable with some of the negative risk factors and then a justification for why they wrote the risk at the terms and conditions that they did. This should include any coverage or pricing issues and then a rationale for the limit deployed and the attachment point.
After completion of the underwriting process the data from the rate sheet will be captured into a database to ensure that BSU has the appropriate and necessary tools to proactively manage the portfolio including peer reviews, profitability analysis or exposure management.
Section 2 - Financial Institutions:
The FI department will look to build a diverse and profitable book of FI risks which will be achieved via a rigorous and disciplined approach to underwriting and risk selection. The underwriters will target business from both retail and wholesale brokers throughout the United States with an initial focus on several key relationships.

Underwriting Appetite
GREEN = Preferred Class for primary and excess subject to standard underwriting
YELLOW = Cautious, likely excess subject to underwriting
RED = very cautious, opportunistic basis
BLACK = will largely avoid altogether

Banks	Investment Management	Hedge Funds	Private Equity	Broker dealers	Insurance Company	Real Estate	Other
Community Banks	RIA's	Equity	Growth	Retail	Property Casualty	mREIT's	Cryptocurrency
Regional Banks	Investment Consulants	Credit	LBO	Institutional	Life Health	non-Traded	FinTech
Money Center	Mutual Funds	Macro	Distressed/Special Situations	Financial Advisory	Captives	Private RE Funds	GSE’s
	BDC's	Event Driven	Large Diversified		Other		Service Providers
	Venture Capital	Multi Strategy			Agents and Brokers		Platform/Exchanges
	Large Diversified	Fund of Funds					Other
Lending
Illiquid Strategies
Activist
Other
The mix of business by FI industry type will vary depending on opportunities but the initial target breakdown is envisioned as follows:

Type of Organization	% of Premium	% of Risks
Banks	25	15
Hedge Funds, RE and Investment Managers	35	45
Private Equity	10	15
Insurance Companies	20	15
Broker Dealer and Other	10	10
Coverage, limit deployed and average attachment point per risk will vary and be dependent on the attributes of an individual risk and are described in more detail below.

Policy period will generally be 12 months. But we would target the ability to write a limited number of 2 or even 3 -year deals to lock in certain favorable market conditions. Certain lines of business such as SPACs require a multi-year policy or at the very minimum 18 months.
Banks:
Our overall view toward banks is that we will be looking to be highly selective and participate on sound programs that are in line with BSU underwriting standards.
We view community banks as the lowest risk as compared to their larger peers of super-regionals and the money centers. When underwriting a community bank for D&O/E&O we will be looking for the following qualities:
➢    The high-level narrative of the business
➢    If public then review SEC filings, if not review audited financials
➢    Quality of the balance sheet, capital structure, standard bank metrics and ratios, credit ratings
➢    Revenue breakdown and history of profitability
➢    Makeup of loan portfolio, issues specific to certain lines of business
➢    Non-lending elements of the business model (I.e. fee services, trust, asset management, insurance)
➢    Quality of Management, corporate governance
➢    Geography
➢    Ownership - if public, would require public D&O analysis including exposed market cap and various stock-based metrics, considerations
➢    Demographics of customer base
➢    Regulatory history
➢    Claims history
➢    General economic situation wrapping all of the above
➢    Policy terms and conditions
If EPL is included there would be additional underwriting of the employee count, locations by state, average compensation levels, appropriate HR procedures in place and a review of prior claims history.

If Fiduciary is included there would be a review of their Plans, assets under management, types of plans and the necessary underwriting given the style of Plan (I.e. funding status, proprietary investment options, company stock, etc.).
If Fidelity is included there would be a review of employee count, nature of the operations and procedures behind them including appropriate internal controls and separation of duties.
If cyber is included and we are to follow such coverage on a blended basis, we would review the cyber application, experience of the CISO, policies and procedures around security and privacy and the extent of the underlying coverage.
Assuming a risk passes underwriting we would be targeting an excess position on the community bank’s insurance program and most likely a $5m limit or occasional $10m. Community banks tend to buy smaller aggregate limit programs so these attachment points could be lower and potentially within the first $25m. The coverage provided would likely include D&O/E&O and potentially blended with EPL/PTL/Bond. We would usually be looking at $5m excess limits in the blended programs for community banks. If there is Side-A and pricing makes sense, we would consider deploying more than $5m but to a likely maximum of $10m per risk.
Super-Regional and Money Center Banks:
Larger banks tend to be significantly more complex than community banks due to their size and scope of operations. The larger banks also tend to be more frequent targets for regulatory investigations. Nevertheless, we believe there is opportunity to participate on the insurance programs of these banks on a selective basis and at mid to high excess attachment points.
For the super-regional banks, they tend to buy larger blended insurance programs with additional Side-A towers. Underwriting of these larger banks would entail a similar process to that described in the community bank section above with appropriate focus on issues more relevant to the scope of operations of the particular risk. Assuming a risk passes underwriting, and pricing makes sense we would consider a $5m limit in the mid to upper layer of the Blend, and then an additional limit of $5-$10m in the upper excess Side-A.
For the money center banks, they tend to buy large Side-A only towers. Our underwriting approach entails a comprehensive review of all the above factors but with a greater focus on regulatory risk, solvency concerns (if any) and the potential for derivative suits. Assuming a risk passes underwriting we would consider $5-$15m limits in the side-A tower for these risks. There are some that do purchase Blended programs as well. These carry considerable risk exposure but also carry appropriately robust retentions. On an opportunistic basis we may consider participating on such programs but assuming they pass underwriting our maximum limit on would be $5m. We would then require additional limits in the Side-A tower.
Hedge Funds and Investment Management:
Our most preferred classes within FI will be those in the business of diverse and passive investment management. This includes registered investment advisor (RIA), investment consultants, mutual funds, hedge funds and large diversified advisors.
We expect that most of the risks will be SME in nature. The coverage contemplated on a primary or excess basis includes D&O (usually private), E&O, Fund coverage and possibly EPL.
The main underwriting considerations considered on each risk will be as follows:
➢    Assets under management
➢    Investment strategies
➢    Portfolio and performance history
➢    Experience of management
➢    Quality of outside service providers
➢    Customer base
➢    Leverage
➢    Fees and other fund terms
➢    Regulatory considerations
➢    Macroeconomic considerations
➢    Employee count and location
Certain areas of asset management create heightened exposure for example hedge funds that engage in activism, direct lending, highly concentrated portfolios, or illiquid assets and our approach to underwriting these risks will be even more cautious.
We will consider participating on large diversified advisor or mutual fund complexes and although we expect to normally provide high excess capacity, should specific circumstances present an attractive low excess participation, BSU would consider an appropriate participation.
Most excess limits in this sector will be $5m although on appropriate risks and at the appropriate attachment BSU will consider deploying $10m.
BSU will shortly introduce a primary IMI policy and we will actively look at primary policies on small to medium size RIAs and hedge fund risks that pass our underwriting criteria.
Limits deployed on primary will be $5m or less.

EPL is an exposure that demands careful attention in the hedge fund sector due to the concentration of high income earning individuals. EPL on an excess basis is not as much of a concern as at the primary level in this space.
We will attempt to avoid providing EPL on a primary basis but if we do offer cover, we will normally impose a sublimit and/or higher retention.
Private Equity:
Private Equity has been a very challenged class within the FI market especially in recent years significant adverse claims activity. The claims activity primarily stems from regulatory matters, issues with portfolio companies and EPL claims. That being said, it is important to note that the claims activity tends to be confined to lower layers of programs for the larger risks although certain notorious risks have had very significant program losses. Currently the market has significantly corrected terms by increasing both retentions and premium to the point that the sector is viable on from an excess perspective albeit in a very controlled and measured manner.
In general terms coverage is similar to the investment management sector: D&O (usually private), E&O, Fund coverage and EPL. It is important to note that the E&O includes both investment advisor E&O and components of E&O covering the management of the portfolio companies.
Private Equity has many similar underwriting attributes as other investment management with the important distinction that they are active investment managers, not passive. The main underwriting attributes that are taken into consideration include:
➢    Assets under management, capital commitments
➢    Investment strategies, level of engagement
➢    The portfolio companies and their valuation and financial positions
➢    Leverage
➢    Board seats on portfolio companies, is there D&O insurance?
➢    Experience of management
➢    Quality of outside service providers
➢    Customer base
➢    Fees and other fund terms
➢    Regulatory considerations
➢    Macroeconomic considerations
➢    Employee count and location

Limits deployed will mostly be $5m although in certain circumstances $10m limits would be deployed always on an excess basis. The size of the firm will determine where we attach on the excess. For larger firms with AUM over $10b our attachment point will be a minimum of $30m.
and for larger diversified PE operations that attachment point would be higher. We would also consider side-A.
Broker Dealers
We classify broker dealers into three categories: retail, institutional and financial advisory. Broker dealers with significant retail exposure are a prohibited class.
Institutional broker dealers or financial advisory firms (boutique investment banks) have historically had favorable loss experience and are a sector that BSU will write.
The underwriting exposures that will be evaluated are:
➢    Revenue
➢    Mix of services provided and average transaction size
➢    Industry verticals served
➢    Experience of management
➢    Review of client contracts for indemnity, harmless and damage limitations
➢    Regulatory considerations
➢    Claims history
The principal coverage in this sector is E&O but may include private company D&O and occasionally EPLI or PTL. For larger risks we will usually be excess deploying limits of $5m with occasional $10m limits. For smaller risks we would consider primary and deploy limits of $5m or less.
Insurance Companies
BSU will consider D&O/E&O on insurance companies and captives primarily in Property and Casualty; although life, accident and health insurance companies are not target risks they will be considered.
Underwriting considerations for insurance companies include:
➢    GWP/NWP -financials in general
➢    Rating - ideally must be AM Best A- or better unless a Midwest legacy carrier with a rating of B+

➢    Capital position
➢    Extent and quality of reinsurance
➢    Claims handling procedures
➢    Business mix
➢    Geography
➢    Experience of management
➢    Outside service providers
➢    Company stock metrics/performance (if publicly traded)
➢    Regulatory considerations
➢    Claims history
In general, we would be looking at only excess opportunities in the D&O/ICPL space. Normal limit deployment will be $5m with occasional $10m. We would consider side-A opportunities either as standalone opportunities or to compliment lower D&O/E&O layers.
Real Estate:
In the real estate segment, we generally will consider private Real Estate funds (Private RE funds), public mortgage REITs (mREITs) and public non-traded REITS (PNT REITs).
Exposures to be considered and underwritten include:
➢    The business model:
➢    Real estate classes
➢    Geography
➢    Financials and the portfolio makeup
➢    Experience of management
➢    Leverage
➢    Valuation
➢    Customer base
➢    Outside service providers
➢    Regulatory considerations
➢    Macroeconomic consideration
➢    If publicly traded, metrics like market cap analysis and review of regulatory filings
➢    Claims history

Private RE Funds have had a favorable loss history over a long period and are considered a preferred class. Coverage includes D&O (private), E&O, Fund and occasionally EPL. Limits deployed will generally be $5m with the occasional $10m. We will consider primary and excess but will initially focus on excess.
Mortgage REITs are usually publicly traded. The coverage generally includes public D&O and occasionally other lines like E&O or EPL. The mREIT space generally has a good claims history but nevertheless we will primarily be considering excess positions in this class. We will usually deploy limits of $5m although $10m will be considered on selected accounts.
Public non-Traded REITs are a challenging sector because their customer base can include retail customers and that coupled with their lack of liquidity and long term lock up creates heightened exposures and claims have manifested. The sector is underwritable and there are good risks notwithstanding the challenges. Coverage generally includes D&O/Fund and occasionally E&O and EPL and all risks would be excess only with a maximum $5m limit.
Other:
Within the “Other” segment we consider insureds that fall outside of the categories described above including government sponsored entities (GSE) such as Fannie Mae, Freddie Mac and Federal Home Loan banks.
When considering these risks, we will scrutinize the following exposures:
➢    Fully understand the business model and how the entity makes money
➢    Financial condition: Revenue, profit, assets, debt, equity, etc.
➢    Ownership
➢    Customer base
➢    Any unique exposures derived from the market in which they operate
➢    Outside service providers
➢    Experience of management
➢    Macroeconomic considerations
➢    Regulatory considerations
➢    Claims history
Within “Other” the following two subcategories require additional commentary:
Cryptocurrency - BSU will not consider any risks or coverage (primary or excess) that have conducted or plan on undergoing an Initial Coin Offering (“ICO”), nor risks that operate or intend to operate in the cryptocurrency space including but not limited to: storage providers, “wallets”, exchanges, advisors or other service providers.
However, this prohibition may not apply on risks such as a hedge fund, investment advisor or mutual fund where the exposure is confined to a holding or the risk facilitates the holding of long- only positions in cryptocurrency and such holdings represent less than 5% of the total aggregate assets under management.
FinTech - this category includes firms that are a hybrid between a financial institution and a technology company. It typically involves a novel use of technology that can be applied in a potentially disruptive approach to an existing facet of the financial marketplace and they often attract highly speculative valuations. Our position on this sector will be very cautious and excess only.
Coverages that may be considered include D&O, E&O, EPL and ancillary lines.
Excluded Coverages
The following policies or coverage grants will not be underwritten:
➢    Reps and Warranty
➢    Specific Litigation
➢    Tax or Transactional Liability
General Operating Conditions
UNDERLYING CARRIERS - For Excess Liability Policies Written
Primary and any underlying carrier should have a minimum A.M. Best rating of A- VIII
1.UNDERLYING POLICY PERIODS
BSU requires the underlying policy period be concurrent with our policy period or that our policy is specifically endorsed to address any matters related to non-concurrent dates and this is subject to Division Head approval.
2.UNDERLYING POLICIES
As respects Excess Liability Coverage, copies of the underlying binders and policies are required and the policy for the Followed Policy must be received and reviewed prior to issuance of the Bowhead policy. The underwriter is responsible for reviewing and approving in writing the issuance of our policy. If specific limitations or exclusions apply to the underlying policies, our policy will also contain those limitations or exclusions via the policy form wording or with further coverage limitations for our layer exposure available via specific endorsements. Underlying binders must be received, reviewed and attached to the file with minimum of the binder for Followed Policy received prior to binding and releasing a policy number. Excess quotes should not normally be released without full confirmation of underlying terms and conditions without Financial Lines Manger approval.
3.SELF-INSURED RETENTIONS AND DEDUCTIBLE
Self-Insured Retentions will be applied per product line by scheduled class within product line specific rate plans. Determination of Self-Insured Retention amounts will be based upon entity size, risk factors and customer request. Any deviation below the rate plan recommended retention should have the reasoning for the deviation noted in the file and include the proper debit factors.
4.POLICY FORMS
Coverage may be written using a combination of approved Bowhead Policy Forms, approved endorsements and manuscript endorsements. All forms and endorsements, including manuscript forms must be pre-approved by division manager and/or CUO and, BSU legal or outside counsel.
5.MANDATORY & OPTIONAL ENDORSEMENTS
Mandatory:
Appropriate Declarations, Signature, Addendum (if applicable) Pages and policy form wording
If non-admitted company, Service of Suit Endorsement
US Treasury OFAC Wording Endorsement
Appropriate TRIA Endorsements
Applicable State Amendatory Endorsements
6.POLICY COVERAGE TERM
Policies are normally to be issued for a term of up to one-year plus odd time not exceeding 18 months.

In certain circumstances longer term policies may be underwritten for example companies in wind down and asset liquidation or where it is advantageous to BSU to lock in favorable terms for a longer period.
Extended Reporting Policies can be written up to a total of 72 months and Extended Reporting Periods greater than 72 months are to be referred to CUO of BSU.
The policy period will be controlled through LOA for policy periods greater than 18 months.
7.QUOTES
Quotes should be issued in writing for all accounts. Quote expiration date or validity period should be stated in the quote letter and only extended in writing/email by the underwriter.
8.LOSS ANALYSIS
A.Post-Loss Underwriting Review will encompass the following activities:
1) Claim status reports will be attached to underwriting files prior to renewal solicitation, generally 60 - 90 days prior to renewal date.
2) Underwriter will confirm number and types of losses outstanding and consult with claim executive on ultimate loss projection so that it can be incorporated into renewal pricing.
9.BINDING REQUIREMENTS
An insurance binder is a contract that temporarily affords coverage pending the issuance of a policy. Conditions of the binder should be identical to those shown on the policy. Binders are issued by the underwriter through authority granted by their respective LOA.
1.All binders must be in writing and recorded in the appropriate systems, logs or bordereaux reports and issued within 24 hours of the effective date (unless coverage is backdated and has been approved by the appropriate Financial Lines Manager). Binders should include the name of the insured, coverage provided, policy term, limits of insurance, retention, premium, applicable policy terms, forms and endorsements and, if applicable, followed underlying policy and attachment point. Brokerage commission should be included in all binders.
2.All binders must be superseded by the issuance of a policy. The inception of the policy should coincide with the inception date of the binder.
3.Binders should be for a period not in excess of the policy period.

A binder should not be issued under the following conditions:
➢    Coverage is not authorized as part of the underwriting unit’s grant of authority.
➢    Coverage is over delegated authority level, without appropriate approvals in writing.
➢    Provide coverage that is not filed and approved in the state of domicile (if admitted paper) or provide coverage that is not in compliance with state regulations.
➢    Underwriter is not in receipt and acceptance of critical quoting subjectivities.
Conditional Binders may be issued pending receipt of requested materials but the relative importance of the information to the underwriting decision should be carefully weighed prior to issuance of the binder.
10.POLICY ISSUANCE
1) The policy will be issued within the current operational guidelines and will contain the agreed upon forms and endorsements per the binder.
2) No policy should be issued without receipt, review and acceptance of all required subjectivities of quoting and conditional binding. Issuance with secondary, non-critical subjectivities still pending at underwriter discretion if willing to waive receipt of the non-important information. Applications, warranties, financials and ownership if applicable should be considered critical information and receipt not waived without Division Head or CUO approval.
3) Excess Policies must have the underlying schedule of carriers, limits and policy numbers. As a rule, excess policies should not be issued until receipt of all underlying binders and at minimum Followed Policy though exceptions may be made provided Followed Policy’s binder with specimen forms has been received and reviewed and with the approval of the Financial Lines Manager.
4) Under no circumstances should an excess policy be issued prior to receipt and review of the Followed Policy without Division Head and CUO approval and Followed Policy Binder and applicable specimen forms and endorsements received.
11.POLICY AMENDMENTS / ENDORSEMENTS
1) Changes to the policy must be requested in writing by the agent and/or insured as applicable unless it is a correction to an error made in issuance. The effective date of any changes, other than date of receipt, must be fully justified.

2) After policy issuance, NO binder should be issued or amended. Amendments to coverage or terms should be handled by endorsing the in-force policy.
12.FILE REVIEWS
During the year, certain stakeholders of BSU including management, treaty reinsurance partners and various state insurance departments may, and as respects treaty reinsurance partners, will, conduct file reviews to measure compliance with state laws, guidelines, treaty terms and letters of authority. As such, underwriting files should be clear, organized, complete and available upon request. All referral and exception authorizations must be in the file and in writing.
Underwriting Files should contain at minimum the following information:
➢    Application relied upon for underwriting. Bowhead Application if received after quoting should be reviewed to ensure consistency of information with original application and included in file as well as any supporting information attached to the application or relied upon for quoting
➢    Financial Information or other product critical information as applicable
➢    Rating worksheet or system generated summary
➢    Underwriting support documents
➢    Underwriters workup with analysis and summary
➢    Loss runs
➢    Bowhead Claim information
➢    Quote Letters
➢    Binder
➢    Policy with all endorsements
➢    Underwriting Correspondence / emails
➢    Referral documentation if applicable
➢    Accounting Invoice and other issues
Casualty Underwriting Guidelines
The Casualty Lines Department (CLD) of Bowhead Specialty Underwriters (BSU) was formed in November 2020 by hiring experienced casualty experts with a proven track record of building a portfolio from scratch and creating consistent underwriting profits throughout the market cycle. Excess Casualty coverage will be written for a broad variety of commercial entities but will initially focus on the construction and manufacturing segments where current pricing conditions and capacity restrictions have created a significant opportunity.
CLD will institute a collaborative underwriting culture, utilizing underwriting roundtables to discuss individual risks. Each underwriter in CLD will be granted authority over time, as set forth in the Letter of Authority (LOA) issued to that underwriter. CLD’s focus will always be on profits versus premium; this concept is rooted in BSU’s DNA.
Product and coverage
The goal of CLD is to provide a solution-based Excess Casualty product to commercial insureds and brokers across the country. As a general matter, Excess Casualty policies provide coverage for catastrophic Commercial General Liability and Automobile exposures of an insured. Though the coverage may also apply above other exposures (e.g., liquor liability in hospitality risks), these other exposures typically constitute a minor fraction of the potential loss exposure.
Territorial Scope
CLD will write risks domiciled in the USA, including Puerto Rico.
Underwriting Appetite
While CLD will initially focus on risks in the construction and manufacturing segments, we will entertain submissions from a wide variety of commercial enterprises. In terms of risk size, our focus, though not exclusively, will be on commercial enterprises with under $1 billion in annual sales or project size although risks of a larger size will also be entertained.
Notwithstanding our broad appetite, certain classes of business within the excess casualty market will be avoided. These classes include:
•Trucking
•Pharma
•Cannabis industry
•Sharing economy (ride sharing, vacation rentals)
•Manufacturers of products attractive to children (scooters, etc.)

Operating Protocols
Evaluating Risk
Underwriters will evaluate and document the following:
•Risk operations and scope of work
•Jurisdiction of the risk and operating area
•Underlying structure - pricing, policy language, underlying limits and aggregates
•Appropriate attachment point
•Submission quality
•Broker reputation
Limit and Attachment
•Aggregate Limits
A profitable excess book exposes as little aggregate as it can while aiming to have the underlying structure provide sufficient aggregate structure to cover anticipated and unlikely loss scenarios. Our Excess Casualty policy form contains a single aggregate for Prem/Ops and Products/Completed Operations. Endorsements are available to provide separate aggregates for each of these perils as long as the entire underlying structure does. Although many primary policies provide aggregates per job or per location, BSU does not intend to mirror this structure and our form will not follow it. However, we have an endorsement that provides a capped (preferably at 2x) multiple aggregate for placements where we are following aggregates per job or per location. Aggregate limits greater than 2x. require CLD Executive ~~Manager~~ or ~~and~~ Chief Underwriting Officer approval.
Underwriters are expected to offer a policy aggregate equal to the occurrence limit.
Providing aggregate limit beyond this amount will be an authority trigger and will require a referral to the CLD Manager if beyond the UW’s authority.
1.Underlying Aggregates:
Underwriters are expected to understand how the underlying aggregates apply and should not bind coverage unless they have obtained the actual forms being used on the scheduled underlying (see Binding Requirements below). Underwriters must fully understand all underlying coverage by reviewing underlying (sample) policy forms, rather than relying on broker representations.
•Attachment Point
The CLD will have $15 million in gross capacity, and will generally deploy this capacity with a balance between attachment point and limits as follows:

Bowhead Limit	Attachment Point	Notes
$1M to $4M	$1m/$2m/$2m or $2m/$4m/$4m primary	NY/FL should have minimum $5M attachment point.
$5M	$5M
$10M	$5 - $10M
$15M	$25M	Look for ventilation and shared layer opportunities
Our objective with per occurrence limits is to minimize them in regard to lower attachment points. The attachment point chart above defines the optimal posture to take in the marketplace but is not a comprehensive requirement. A specific risk situation may warrant a different approach and should be round-tabled with colleagues and CLD Leadership.
Treatment of the defense obligation is an important consideration in determining an appropriate attachment point. Whether underlying policies are written on a “defense within limits” or “defense outside limits” basis can have a material impact on per occurrence and aggregate erosion and exhaustion of underlying limits. Underwriters should be seeking a higher attachment point when writing over a “defense within limits” policy with full consideration to the potential for significant defense costs. Consultation with CLD Leadership is required when writing excess of a “defense within limits” policy at any attachment point.
A disciplined approach to limit and attachment point will optimize profitability while providing needed capacity and underwriting responsiveness in a distressed marketplace. Underwriters’ LOAs will specify limit and attachment point criteria.

Policy Period
In general, the CLD will write policies with terms of 12 months (plus odd time, not to exceed 18 months in total). However, multiyear policies for projects may be written, subject to approval by Product Manager. Our reinsurance treaty specifies allowable policy terms.
Underlying Carrier Solvency
•We will not attach over any company that does not maintain an A.M. Best rating of A- (VIII).
•Any company with an A- rating with negative outlook must be approved by Division Leadership. If approved, we will maintain a watch list and review periodically.
Information Requirements
(List information required from Application and Other Sources)
•Acord or similar applications for General Liability, Automobile and Excess Liability
•Supplemental applications, particularly for contracting risks
•Five years of currently valued Company loss runs, in addition to a loss recap. Ten years is preferable for products risks
•Web searches for information to verify operations of an insured, licensing information, Central Analysis Bureau, etc.
•Soil reports and statutes of repose
•Ensuring that the reinsurance treaty covers the risk and situation
•Any unique or unusual risk factors that the risk presents
Underwriting Process
A core tenet of the underwriting strategy recognizes that each major discipline within BSU (Underwriting, Claims, Actuarial and Operations) has a vested interest in, and can make meaningful contributions to, the CLD’s success. Active collaboration with members of those disciplines will take place as appropriate.
A well-balanced portfolio of low, moderate and higher severity business is integral to delivering long term profitability, stable returns and marketplace relevance.

In furtherance of the above, our key underwriting principles include:
•Emphasis on profitable growth
•Diligent limit management
•Continued development of technical expertise
•Importance of regular claims feedback
•Consensus underwriting on unique and complex risks
•Accountability for underwriting decisions
•Retrospective and prospective exposure analysis
•Sustainable products and solutions
•Leadership and visibility in the Market
Risk Selection
Underwriting and Actuarial, working with the CUO, have developed proprietary pricing models which will be used to price the business. This pricing model is designed to capture the exposure characteristics of the risk and evaluate their relativity based on pre-determined factors. Risks will be priced from the ground up using a variety of exposure based ILF’s, allowing underwriters to price a variety of limits and attachment points.
It is important that key exposure factors are captured and recorded consistently and objectively, and the pricing tool is designed to aid this process. However, underwriters will also have the authority to modify pricing based on the risk’s differences in actual (documented) exposure to loss when compared to class expectations and based on underwriting judgement and experience.
After completion of the underwriting process, the data from the rate sheet will be captured into a database to ensure that CLD and Actuarial have the appropriate and necessary tools to proactively steer the portfolio as it grows, including peer reviews, profitability analyses and/or exposure management. Key Performance Indicators (KPIs) will be distributed periodically to aid in portfolio steering.

General Operating Conditions
1.UNDERLYING POLICY PERIODS
While BSU requires the underlying policy period be concurrent with our policy period our policy is written to address matters related to non-concurrent dates and other circumstances where underlying coverage may not apply.
2.UNDERLYING POLICIES
The underwriter is responsible for understanding, reviewing and approving the underlying coverages. This may be done prior to Binding by securing specimen (non-ISO and ISO Fill-in) underlying forms. If specific limitations or exclusions apply to the underlying policies, our policy will follow those conditions via the policy form wording or with further coverage limitations via specific endorsements. Underlying binders must be received, reviewed and attached to the file with minimum of the binder for the Scheduled Underlyer received prior to binding and releasing a policy number. Excess quotes may but Binders should not normally be released without full confirmation of underlying terms and conditions without CLD Manager approval.
3.POLICY FORM
Excess Casualty coverage will be written using a combination of the approved Bowhead Policy Form and endorsements. All forms and endorsements, including manuscript forms, must be pre-approved by division manager and/or CUO, and BSU legal or outside counsel. The product will initially be written on a non-admitted basis in order to facilitate entry into the market; the CLD intends to begin the process of obtaining admitted status in 3Q or 4Q 2021.
4.POLICY COVERAGE TERM
Policies are normally to be issued for a term of up to 12 months, plus odd time not exceeding 18 months in total. Multi-year policies for projects may be written, subject to the underwriter’s authority in his/her LOA or with Division Leadership approval.
5.QUOTES
Quotes will be issued in writing/email for all accounts. Quote expiration date or validity period is stated in the quote letter and may only be extended or revised in writing/email by or at the direction of the underwriter.
6.PRE-RENEWAL LOSS ANALYSIS
Prior to renewing any account:
1.Claim status reports must be requested as part of renewal solicitation, generally 60 - 90 days prior to renewal date; and
2.Underwriter will confirm number and types of losses outstanding and consult with claim executive on ultimate loss projection so that it can be incorporated into renewal pricing.

7.BINDING REQUIREMENTS
An insurance binder is a contract that temporarily affords coverage pending the issuance of a policy. Conditions of the binder should be identical to those shown on the policy. Binders are issued by the underwriter through authority granted by their respective LOA.
1.All binders must be in writing and recorded in the appropriate systems, logs or bordereaux reports and issued within 24 hours of the effective date (unless coverage is backdated and has been approved by the appropriate Excess Casualty Manager). Binders should include the name of the insured, policy term, limits of insurance and attachment point (i.e., underlying limits), premium, applicable policy terms, forms and endorsements, and name and policy number of controlling underlying policies. Brokerage commission will be included in all binders.
2.All binders must be superseded by the issuance of a policy. The inception of the policy should coincide with the inception date of the binder.
3.Binders should be for a period not in excess of the policy period.
A binder should not be issued under the following conditions:
•Coverage is not authorized as part of the underwriting unit’s grant of authority.
•Coverage is over delegated authority level, without appropriate prior written approval.
•Underwriter is not in receipt and acceptance of critical quoting subjectivities.
Binders may be issued pending receipt of requested materials, but the relative importance of the information to the underwriting decision should be carefully weighed prior to issuance of the binder.
8.POLICY ISSUANCE
1.The policy will be issued within the current operational guidelines and will contain the agreed upon forms and endorsements per the binder. It is important that we only bind what was quoted, and that the policy issued also reflects that. Any deviations are to be agreed by Divisional Leadership
2.No policy should be issued without receipt, review and acceptance of all required subjectivities of quoting and binding. Policies may be issued with secondary, non-critical subjectivities still pending at underwriter discretion if willing to waive receipt of the non-important information. Applications may be waived when an Underwriting Submission has been provided. Warranties should be considered critical information, and receipt may not be waived without Division Head or CUO approval.
3.No excess policy should be issued without receipt of the Controlling Underlying Insurance information (carrier names, dates, limits and policy numbers. As a rule, excess policies should not be issued until receipt of all underlying binders and at minimum the Controlling Policy (though exceptions may be made provided Controlling Policy’s binder with specimen forms has been received and reviewed, and with the approval of the Excess Casualty Manager).
4.Under no circumstances should an excess policy be issued prior to receipt and review of the Underlying policy(ies)er(s) without Division Head or CUO approval and Controlling Underlyer(s) Binder and applicable specimen forms and endorsements received.
9.POLICY AMENDMENTS / ENDORSEMENTS
1.Changes to the policy must be requested in writing/email by the agent of record and/or insured as applicable unless it is a correction to an error made in issuance. The effective date of any changes, other than date of receipt, must be fully justified.
2.After policy issuance, NO binder should be issued or amended. Amendments to coverage or terms should be handled by endorsing the in-force policy.
3.Provided there has been no Terrorism incident and the insured advises an error was made in their selection, we will allow an insured 30 days to change their minds on purchasing or rejecting Terrorism coverage. We will return or charge the quoted premium with the endorsement.
10.FILE REVIEWS and UNDERWRITING AUDITS
During the year, certain stakeholders of BSU including management, treaty reinsurance partners and various state insurance departments may, and as respects CLD Leadership and treaty reinsurance partners, will, conduct file reviews to measure compliance with state laws, underwriting guidelines, treaty terms and letters of authority. As such, underwriting files should be clear, organized, complete and available upon request. All referral and exception authorizations must be in the file and in writing. Underwriting Audit Scores will impact Performance Reviews.
11.DOCUMENTATION
Underwriting Files should, at minimum, contain the following information:
•Application or Underwriting Submission relied upon for underwriting. If received after quoting, it must be reviewed to ensure consistency of information with original application and included in the file as well as any supporting information attached to the application or relied upon for quoting
•Any/all product-critical information, as applicable
•Rating worksheet or system generated summary
•Underwriting support documents
•Underwriters workup with analysis and summary
•Loss runs and UW comments
•Bowhead Claim information

•Quote Letters
•Binder
•Policy with all endorsements
•Underlying Specimen forms received with submission
•Underlying Policies and Review checklist
•Underwriting Correspondence/emails
•Referral documentation if applicable
•Accounting Invoice and other issues
12.TRIA
We are required to offer Terrorism Coverage, even when it is rejected in the Underlying. Our standard TRIA percentage will be 5% - unless coverage is rejected in the Underlyer - in which case we should charge 100%
13.UM/UIM
Certain States require excess policies to provide Excess UM/UIM coverage. When required we will quote Excess coverage at 100% of the excess auto premium. We will accept a state specific underlying UM/UIM election form that displays our policy numbers and carrier.
14.ATTACHMENTS (AUTO FLEETS)
Evaluate the composition of the auto fleets we are asked to insure. Fleets of Heavier vehicles may warrant a higher attachment point.
15.REINSURANCE
Every Underwriter is required to review and understand the treaty. This will be confirmed on your Letter of Authority. If you don’t, ask questions.
Facultative Reinsurance may be an option if the Treaty does not apply. Your LOA will advise.

16.CONSTRUCTION MINS AND MAXs

Practice Policies
Minimums
Attachment	$5MM if NY and FL, $1MM All Other States (AL, EL, GL)
Premiums	$25,000 (flexibility depends on the broker)
Maximum
Limits	5X1P; 5 or 10 X 5; 15x10
Policy term	12 months (plus 6 months of odd time)

Projects and Wraps
Attachment	$5MM if NY and FL, $1MM All Other States (AL, EL, GL)
Premiums	$50,000
Maximum
Limits	5X1P; 5 or 10 X 5; 15x10
Policy term	6 years (plus 6 months odd time)
17.REFERRALS AND CONSULTS
There’s a difference. Ask for a consult of anyone who has special knowledge of the subject at hand. They will offer advice and opinions.
Referrals require documentation. Send an email to the person who signed off your account, summarizing the details of what was discussed and agreed.
Referrals may be made to anyone who has the Authority to approve your account. Consults may be made to anyone with Special Knowledge.
18.ENDORSEMENTS
Manuscript endorsements require referral to CLD Leadership. If an endorsement is developed it may only be used without referral on the renewal of the risk for which it was drafted. If the endorsement becomes popular, we will number it.
Construction Risk endorsements will default to our quotes. Your ability to remove defaulting endorsements depends on your letter of authority.
19.EXCESS EMPLOYERS INDEMNITY
There are those who reject the workers compensation act in Texas. They may buy an ‘Excess Employers Indemnity’ policy. NEVER agree to schedule such a policy or even allow it in the underlying tower.

20.REINSURANCE OF AN INSURED’S CAPTIVE INSURANCE POLICY
Any request to write a policy as a reinsurance of our Insured’s captive insurance company requires the prior written approval of the Division Head and the CUO prior to quotation. Approval will be conditional upon BSU, determining the limit, attachment and premium; agreeing the policy wording issues by the captive insurance company and retaining authority for the handling of any claims.

EXHIBIT C
MGA COMMISSION
The fee payable by the Company to the Managing General Agent shall equal $666,666.67 per month through March 31, 2021, at which point the MGA Commission for such time period shall be adjusted in accordance with the procedures set forth in Section 3.1 to equal the actual cost of the services provided by the Managing General Agent to the Company through March 31, 2021. Thereafter, the fee payable by the Company shall be adjusted on a monthly basis in accordance with Section 3.1 and shall equal the actual cost of the services provided by the Managing General Agent to the Company.
C-1